Filed Pursuant to Rule 424(b)(5)

Registration No. 333-293678

PROSPECTUS SUPPLEMENT

(To the Prospectus Dated March 10, 2026)

Up to $16,000,000 of Class A Ordinary Shares

Linkage Global Inc

傳丞環球股份有限公司

Linkage Global Inc (the “Company,” “Linkage,” “we,” “us” or “our”) has entered into a sales agreement (the “Sales Agreement”), with Craft Capital Management LLC (the “Sales Agent”) relating to the sale of our Class A ordinary shares, par value $0.0025 per share (“Class A Ordinary Shares”), offered by this prospectus supplement and the accompanying base prospectus. In accordance with the Sales Agreement, we may offer Class A Ordinary Shares, from time to time through or to the Sales Agent, as agent, for an aggregate offering price of up to $16,000,000.

Sales of our Class A Ordinary Shares, if any, under this prospectus supplement and the accompanying base prospectus will be made by any method permitted by applicable law deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Subject to the terms of the Sales Agreement, the Sales Agent will make all sales using commercially reasonable efforts consistent with its normal sales and trading practices on terms mutually agreed upon between the Sales Agent and us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

The Sales Agent will be entitled to compensation of 3.0% of the gross proceeds from each sale of our Class A Ordinary Shares through it pursuant to the Sales Agreement. The net proceeds to us that we receive from sales of our Class A Ordinary Shares will depend on the number of such shares actually sold and the offering price for such shares. See “Plan of Distribution” beginning on page S-9 for additional information regarding the compensation to be paid to the Sales Agent. We are limited to the sale of not more than $16,000,000 of our Class A Ordinary Shares pursuant to the Sales Agreement. Based on the trading price of our Class A Ordinary Shares and because there is no minimum offering amount provided for under the Sales Agreement, the actual proceeds to us will vary.

In connection with the sale of the Class A Ordinary Shares on our behalf, the Sales Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the Sales Agent will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the Sales Agent against certain civil liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended, or the Exchange Act.

We will pay all of the expenses incident to the registration, offering and sale of the Class A Ordinary Shares under this prospectus supplement and the accompanying base prospectus.

As of the date of this prospectus supplement, the authorized share capital of the Company is US$2,525,000 divided into 998,000,000 Class A Ordinary Shares of par value US$0.0025 each and 12,000,000 Class B Ordinary Shares of par value US$0.0025 each (the “Class B Ordinary Shares”). Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights and privileges except for voting and conversion rights. In respect of all matters subject to vote by way of poll at general meetings of the Company, each holder of Class A Ordinary Shares are entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares are entitled to 100 votes per one Class B Ordinary Share. Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time at the option of the holder. Each one (1) Class B Ordinary Share is convertible into one (1) Class A Ordinary Share. Class A Ordinary Shares are not convertible into shares of any other class. As of the date of this prospectus supplement, we have 59,138,185 Class A Ordinary Shares and 7,000,000 Class B Ordinary Shares issued and outstanding, respectively.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “UZX.” On July 17, 2026, the last reported sale price of our Class A Ordinary Shares on The Nasdaq Capital Market was $0.264 per share.

As of the date of this prospectus supplement, the aggregate market value of our outstanding Class A Ordinary Shares held by non-affiliates is $49,226,740.92 based on 59,138,185 shares of outstanding Class A Ordinary Shares on July 10, 2026, of which 58,603,263 shares are held by non-affiliates, and a per share price of $0.84 based on the closing sale price of our Class A Ordinary Shares on May 27, 2026. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell our Class A Ordinary Shares in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75,000,000. During the previous 12 calendar months prior to and including the date of this prospectus supplement, we had not offered any of our securities pursuant to General Instruction I.B.5 of Form F-3.

We are a holding company incorporated in the Cayman Islands with no operations of its own. We conduct our operations through our Operating Entities in Japan, Hong Kong, and mainland China. The Class A Ordinary Shares are shares of the Cayman Islands holding company instead of shares of the Operating Entities in Japan, Hong Kong, and mainland China. Holders of our Class A Ordinary Shares do not directly own any equity interests in our subsidiaries, including the equity interests in our principal subsidiaries based in Japan, Hong Kong, United States, and mainland China, but instead own shares of a Cayman Islands holding company.

The PRC subsidiaries and the Hong Kong subsidiaries are subject to certain legal and operational risks associated with the business operations in mainland China and Hong Kong. PRC laws and regulations governing the current business operations of the PRC subsidiaries are sometimes vague and uncertain, and as a result, these risks may result in material changes in the operations of the PRC subsidiaries, significant depreciation of the value of our Class A Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. The PRC government has adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this prospectus supplement, neither we nor the PRC subsidiaries have been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction. The Cybersecurity Review Measures became effective on February 15, 2022, which provide that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. In the course of the PRC subsidiaries’ operations, the data collected is mainly the mailing addresses used by the Customers (which term refers to both enterprises and individual cross-border e-commerce sellers). Such data will be transmitted to an enterprise resource planning system in the PRC for use in subsequent shipments. Consequently, our PRC counsel, AllBright Law Offices (Fuzhou) (“AllBright”), has advised that such practice may be interpreted as meaning that the PRC subsidiaries use the Internet to carry out data processing activities in the PRC, and thus, the PRC subsidiaries may be subject to cybersecurity review, and during the pendency of such review, in order to prevent certain risks, including risks that activities may endanger critical information infrastructure security and national data security and disclosure of personal information, the PRC subsidiaries may be required to take technical measures and other necessary measures, such as ceasing transmission and deletion of data or information, suspension of new user registration to prevent and mitigate risks in accordance with the requirements of the cybersecurity review. Cybersecurity review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources, which could materially and adversely affect our business, financial conditions, and results of operations. In addition, on July 7, 2022, the Cyberspace Administration of China (“CAC”) issued the Measures for the Security Assessment of Cross-border Transfer of Data, which stipulates that data processors who provide overseas the important data collected and generated during operations within the PRC and personal information that shall be subject to security assessment shall conduct a security assessment. As of the date of this prospectus supplement, the PRC subsidiaries have not carried out the activities of providing personal information outside the territory of the PRC. According to our PRC legal counsel, AllBright, we and the PRC subsidiaries are compliant with the Personal Information Protection Law of the PRC (the “PIPL”) and, the PRC subsidiaries have not provided critical data and personal information outside the territory of the PRC, as of the date of this prospectus supplement. The data collected in the course of the PRC subsidiaries’ operations is mainly the mailing addresses used by the Customers. Such data is stored within the territory of the PRC. Based on the foregoing analysis, our PRC legal counsel is of the view that we and the PRC subsidiaries are in compliance with the existing PRC laws and regulations on cybersecurity, data security and personal data protection in all material aspects, and we believe that we are in compliance with the regulations and policies that have been issued by the CAC as of the date of this prospectus supplement. Nevertheless, there remains substantial uncertainties about the interpretation and implementation of Measures for the Security Assessment of Cross-border Transfer of Data, and it is unclear whether the PRC subsidiaries shall require a security assessment. If it is determined in the future that the PRC subsidiaries are required such security assessment, it is uncertain whether they can or how long it will take them to complete such security assessment or rectification. See “Risk Factors-Risks Relating to Doing Business in mainland China-Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact the PRC subsidiaries’ business” in our annual report on Form 20-F for the fiscal year ended September 30, 2025, which is incorporated by reference into this prospectus supplement (the “2025 Annual Report”).

On February 17, 2023, the China Securities Regulatory Commission (“CSRC”) promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and relevant five guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedures with the CSRC and report relevant information. At a press conference held for these new regulations, officials from the CSRC clarified that the domestic companies that have already been listed overseas on or before the effective date of the Overseas Listing Trial Measures (i.e. March 31, 2023) shall be deemed as existing issuers, or the Existing Issuers. Existing Issuers are not required to complete the filling procedures immediately, and they shall be required to file with the CSRC when subsequent matters such as refinancing are involved. Further, according to the officials from the CSRC, domestic companies that have obtained approval from overseas regulatory authorities or securities exchanges for their indirect overseas offering and listing prior to the effective date of the Overseas Listing Trial Measures (i.e. March 31, 2023) but have not yet completed their indirect overseas issuance and listing, are granted a six-month transition period from March 31, 2023. Those who complete their overseas offering and listing within such six months are deemed as Existing Issuers. Within such six-month transition period, however, if such domestic companies need to reapply for offering and listing procedures to the overseas regulatory authority or securities exchanges, or if they fail to complete their indirect overseas issuance and listing, such domestic companies shall complete the filling procedures with the CSRC. Under the Overseas Listing Trial Measures, direct overseas offering and listing by domestic companies refers to such overseas offering and listing by a joint-stock company incorporated domestically. Indirect overseas offering and listing by domestic companies refers to such overseas offering and listing by a company in the name of an overseas incorporated entity, whereas the company’s major business operations are located domestically and such offering and listing is based on the underlying equity, assets, earnings or other similar rights of a domestic company. Any overseas offering and listing made by an issuer that meets both the following conditions will be determined as indirect (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China. If a PRC domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such PRC domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. Our PRC legal counsel, AllBright, has advised us, based on its understanding of the current PRC law, rules, and regulations currently in effect, that we are not required to complete the filing procedures with the CSRC for our continued offerings, given that (i) we are not a China domestic company; and (ii) any follow-on offering by us would not be determined to be an indirect overseas offering, because the operating revenue, total profit, total assets, or net assets, as documented in our audited consolidated financial statements for the most recent fiscal year ended September 30, 2025, accounted for by the PRC subsidiaries are all under 50%. See “Risk Factors-Risks Relating to Doing Business in mainland China-The Opinions recently issued by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council may subject us to additional compliance requirements in the future” in the 2025 Annual Report.

According to our PRC counsel AllBright, no relevant laws or regulations in the PRC explicitly require us to seek approval from the CSRC for our future offerings and continued listing on The Nasdaq Stock Market LLC, but recent statements by the Chinese government have indicated an intent to impose more oversight and control over offerings conducted overseas and/or foreign investment in China-based issuers. As of the date of this prospectus supplement, we and the PRC subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries, our ability to accept foreign investments, and our listing on an U.S. exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us, or our subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S. If we do not receive or maintain the approval, or inadvertently conclude that such approval is not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our Class A Ordinary Shares, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

The same legal and operational risks associated with operations in mainland China may also apply to operations in Hong Kong. Hong Kong was established as a special administrative region of the PRC in accordance with Article 31 of the Constitution of the PRC. The Basic Law of the Hong Kong Special Administrative Region of the PRC (the “Basic Law”) was adopted and promulgated on April 4, 1990 and became effective on July 1, 1997, when the PRC resumed the exercise of sovereignty over Hong Kong. Pursuant to the Basic Law, Hong Kong is authorized by the National People’s Congress of the PRC to exercise a high degree of autonomy and enjoy executive, legislative, and independent judicial power, under the principle of “one country, two systems,” and the PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs, and other matters that are not within the scope of autonomy). However, there is no assurance that there will not be any changes in the economic, political, and legal environment in Hong Kong in the future. Due to the uncertainty of the PRC legal system and changes in laws, regulations, or policies, the Basic Law may be revised in the future, and thus, we may face the same legal and operational risks associated with operating in the PRC. If there is a significant change to current political arrangements between mainland China and Hong Kong, or if the applicable laws, regulations, or interpretations change, the Hong Kong subsidiaries may become subject to PRC laws or authorities. As a result, the Hong Kong subsidiaries could incur material costs to ensure compliance, be subject to fines, experience devaluation of securities or delisting, no longer conduct offerings to foreign investors, and no longer be permitted to continue their current business operations. See “Risk Factors-Risks Relating to Doing Business in Hong Kong-There are some political risks associated with conducting business in Hong Kong” and “Risk Factors-Risks Relating to Doing Business in Hong Kong-The enforcement of laws and rules and regulations in China can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of those that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in the Hong Kong subsidiaries’ operations and/or the value of our securities” in the 2025 Annual Report. The main legislation in Hong Kong concerning data security is the Personal Data (Privacy) Ordinance (Cap. 486 of the Laws of Hong Kong) (the “PDPO”), which regulates the collection, usage, storage, and transfer of personal data and imposes a statutory duty on data users to comply with the six data protection principles contained therein. As of the date of this prospectus supplement, we and each of the Hong Kong subsidiaries have complied with the laws and requirements in respect of data security in Hong Kong. However, the laws on cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations, resulting in uncertainties about the scope of our responsibilities in that regard. Failure to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, may subject us or the Hong Kong subsidiaries to consequences, including government enforcement actions and investigations, fines, penalties, and suspension or disruption of the Hong Kong subsidiaries’ operations. In addition, the Competition Ordinance (Cap. 619 of the Laws of Hong Kong) prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting, or distorting competition in Hong Kong. It provides for general prohibitions in three major areas of anti-competitive conduct described as the first conduct rule, the second conduct rule, and the merger rule. As of the date of this prospectus supplement, we and the Hong Kong subsidiaries have complied with all three areas of anti-competition laws and requirements in Hong Kong. Neither the data security nor antimonopoly laws and regulations in Hong Kong restrict our ability to accept foreign investment or impose limitations on our ability to continue listing on any U.S. stock exchange. See “Risk Factors - Risks Relating to Doing Business in Hong Kong - Some of our subsidiaries are subject to various evolving Hong Kong laws and regulations regarding data security or antimonopoly, which could subject them to government enforcement actions and investigations, fines, penalties, and suspension or disruption of their operations” in the 2025 Annual Report.

In addition, our Class A Ordinary Shares may be prohibited from trading on a national exchange under the Holding Foreign Companies Accountable Act, or the “HFCA Act,” if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for two consecutive years. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China or in Hong Kong, a Special Administration Region of the PRC, because of positions taken by PRC authorities in those jurisdictions. Our auditor of the Company’s financial statements for the fiscal years ended September 30, 2025 and 2024, HTL International, LLC (“HTL”), is headquartered in Houston, Texas. HTL is subject to PCAOB inspections on a regular basis. Our auditor of the Company’s financial statements for the fiscal year ended September 30, 2023, TPS Thayer, LLC (“TPS”), is headquartered in Sugar Land, Texas, and has been inspected by the PCAOB on a regular basis, with the last inspection in September 2022. The PCAOB currently has access to inspect the working papers of our auditor and our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021, which determinations were vacated on December 15, 2022. If trading in our Class A Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Class A Ordinary Shares and trading in our Class A Ordinary Shares could be prohibited. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the AHFCAA and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”) governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the U.S. Securities and Exchange Commission (the “SEC”), the PCAOB has independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. See “Risk Factors - Risks Relating to Doing Business in Mainland China - Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our ability to continue being listed on Nasdaq” in the 2025 Annual Report.

We have established controls and procedures for cash flows within our organization based on internal cash management policies established by our finance department, discussed, considered, and reviewed by the relevant departments in the Company, and approved by the Chairman of our Board of Directors. Specifically, our finance department supervises cash management, following the instructions of our management. Our finance department is responsible for establishing our cash operation plan and coordinating cash management matters among our subsidiaries and departments. Each subsidiary and department initiates a cash request by putting forward a cash demand plan, which explains the specific amount and timing of cash requested, and submitting it to our finance department. The finance department reviews the cash demand plan and prepares a summary for the management of the Company. Management examines and approves the allocation of cash based on the sources of cash and the priorities of the needs. Other than the above, we currently do not have other cash management policies or procedures that dictate how funds are transferred.

As a holding company, we are dependent on receipt of funds from our principal subsidiaries in Hong Kong and Japan. There are currently no restrictions on foreign exchange and our ability to transfer cash among our Cayman Islands holding company and our principal subsidiaries in Hong Kong and Japan. As a Cayman Islands holding company, the Company will be able to pay dividends and make other distributions to its shareholders, including investors of the Class A Ordinary Shares, provided that it (i) has either sufficient profits or retained profits, when the dividend is to be declared and paid from profits, or sufficient share premium, and satisfies the solvency test as defined under the Companies Act, when the dividend is to be paid from share premium, and (ii) complies with the provisions in our memorandum and articles of association then in effect. However, as the PRC government imposes control over currency conversion, it has the authority to conduct exchange transfer reviews, which may impose certain limitations on our ability to transfer cash among the Company, its subsidiaries, and its investors. See “- Dividends or Distributions Made to the Company and U.S. Investors and Tax Consequences,” and “Risk Factors - Risks Relating to Doing Business in mainland China - PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or the PRC subsidiaries to liability or penalties, limit our ability to inject capital into the PRC subsidiaries, limit the PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us,” and “ PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to the PRC subsidiaries, which could materially and adversely affect their liquidity and their ability to fund and expand their business,” and “Governmental control of currency conversion may affect the value of your investment and our payment of dividends” in the 2025 Annual Report. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange (“SAFE”) as long as certain procedural requirements are met. However, approval from appropriate government authorities is required if RMB is converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. As of the date of this prospectus supplement, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into, and out of Hong Kong (including funds from Hong Kong to mainland China), except for the transfer of funds involving money laundering and criminal activities. However, there is no guarantee that the Hong Kong government will not promulgate new laws or regulations that may impose such restrictions or limitations in the future. There is no assurance that the PRC government will not intervene in or impose restrictions on our ability to transfer cash or assets. To the extent cash or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets. For details, see “Risk Factors - Risks Relating to Doing Business in mainland China - PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to the PRC subsidiaries, which could materially and adversely affect their liquidity and their ability to fund and expand their business” and “To the extent cash or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets” in the 2025 Annual Report.

As of the date of this prospectus supplement, none of subsidiaries has made any dividends or distributions to the Company and the Company has not made any dividends or distributions to its shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Subject to the passive foreign investment company (“PFIC”) rules, the gross amount of distributions we make to investors with respect to our Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will be taxable as a dividend, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Under the laws of the Cayman Islands, a Cayman Islands company may pay a dividend on its shares out of either profit or the share premium account, provided that in no circumstances may a dividend be paid if following such payment the company would be unable to pay its debts as they fall due in the ordinary course of business.

If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we are dependent on receipt of funds from our principal subsidiaries in Hong Kong and Japan. There are currently no restrictions on foreign exchange and our ability to transfer cash among our Cayman Islands holding company and our principal subsidiaries in Hong Kong and Japan. As a Cayman Islands holding company, the Company will be able to pay dividends and make other distributions to its shareholders, including investors of the Class A Ordinary Shares, provided that it (i) has either sufficient profits or retained profits, when the dividend is to be declared and paid from profits, or sufficient share premium, and satisfies the solvency test as defined under the Companies Act, when the dividend is to be paid from share premium, and (ii) complies with the provisions in our memorandum and articles of association then in effect. However, as the PRC government imposes control over currency conversion, it has the authority to conduct exchange transfer reviews, which may impose certain limitations on our ability to transfer cash among the Company, its subsidiaries, and its investors, primarily reflected in the following aspects: (i) we are restricted from injecting capital or providing loans to the PRC subsidiaries, which may adversely affect the operations of the PRC subsidiaries; (ii) the PRC subsidiaries may be restricted from paying dividends to us; and (iii) if we are unable to obtain dividends from the PRC subsidiaries, it may adversely impact our dividends distribution to investors. See “Risk Factors - Risks Relating to Doing Business in mainland China - PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or the PRC subsidiaries to liability or penalties, limit our ability to inject capital into the PRC subsidiaries, limit the PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us,” “PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to the PRC subsidiaries, which could materially and adversely affect their liquidity and their ability to fund and expand their business,” and “Governmental control of currency conversion may affect the value of your investment and our payment of dividends” in the 2025 Annual Report.

The PRC subsidiaries are subject to restrictions and limitations on their ability to distribute earnings from their businesses to us and U.S. investors. Current PRC regulations permit the PRC subsidiaries to pay dividends to Linkage Holding only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. For instance, the Circular on Promoting the Reform of Foreign Exchange Management and Improving Authenticity and Compliance Review, or “SAFE Circular 3,” issued on January 26, 2017, provides that banks shall, when dealing with dividend remittance transactions from a domestic enterprise to its offshore shareholders of more than $50,000, review the relevant board resolutions, original tax filing form, and audited financial statements of such domestic enterprise based on the principle of genuine transaction. Furthermore, if the PRC subsidiaries incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or the PRC subsidiaries are unable to receive all of the revenue from their operations, we may be unable to pay dividends on our Class A Ordinary Shares.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. Linkage Holding may be considered a non-resident enterprise for tax purposes, so that any dividends the PRC subsidiaries pay to Linkage Holding may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Item 10. Additional Information-E. Taxation-People’s Republic of China Enterprise Taxation” in the 2025 Annual Report.

As a holding company, we may rely on dividends and other distributions on equity paid by our subsidiaries, including those based in mainland China, for our cash and financing requirements. If any of the PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (the “Double Tax Avoidance Arrangement”), the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. The 5% withholding tax rate, however, does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Tax Avoidance Arrangement with respect to any dividends paid by Linkage Network to its immediate holding company, Linkage Holding. As of the date of this prospectus supplement, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Linkage Holding intends to apply for the tax resident certificate if and when Linkage Network plans to declare and pay dividends to Linkage Holding. To the extent cash or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets. See “Item 3. Key Information-D. Risk Factors - Risks Relating to Doing Business in mainland China - There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of the PRC subsidiaries, and dividends payable by the PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits” and “Risk Factors - Risks Relating to Doing Business in mainland China - To the extent cash or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets” in the 2025 Annual Report.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the federal securities laws and are subject to reduced public company reporting requirements. Please read the disclosures under the caption “Implications of Being an ‘Emerging Growth Company’” and “Implications of Being a ‘Foreign Private Issuer’” beginning on page S-3 of this prospectus supplement for more information.

You should read carefully this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus before accepting any Class A Ordinary Shares.

Investing in our Class A Ordinary Shares involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement, and page 9 of the accompanying base prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Craft Capital Management LLC

The date of this prospectus supplement is July 20, 2026.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus. We have not authorized any person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement or the accompanying base prospectus, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We filed with the SEC a registration statement on Form F-3 (File No. 333-293678) initially on February 24, 2026, utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement, as amended, was declared effective by the SEC on March 10, 2026. Under this shelf registration process, we may, from time to time, in one or more offerings, offer and sell up to $300,000,000 of any combination, together or separately, of our Class A Ordinary Shares, Class B Ordinary Shares, debt securities, warrants, rights, and units, or any combination thereof as described in the accompanying base prospectus.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into the prospectus supplement. The second part, the accompanying base prospectus, gives more general information, some of which does not apply to this offering. You should read this entire prospectus supplement as well as the accompanying base prospectus and the documents incorporated by reference that are described under “Incorporation of Documents by Reference” and “Where You Can Find Additional Information” in this prospectus supplement and the accompanying base prospectus.

If the description of the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement and the accompanying base prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. Except as specifically stated, we are not incorporating by reference any information submitted under any Report of Foreign Private Issuer on Form 6-K into this prospectus supplement or the accompanying base prospectus.

Any statement made in this prospectus supplement, or contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus supplement or the accompanying base prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying base prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement or the accompanying base prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying base prospectus.

We further note that the representations, warranties, and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying base prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you unless you are a party to such agreement. Moreover, such representations, warranties, or covenants were accurate only as of the date when made or expressly referenced therein. Accordingly, such representations, warranties, and covenants should not be relied on as accurately representing the current state of our affairs.

S-ii

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context requires otherwise, references in this prospectus supplement to:

●	“authorized agent” are to a designated agent for the media, who is responsible for identifying and procuring merchants to purchase ad inventory from the media, facilitating the transaction process, and assisting ad deployment;

●	“China” or the “PRC” are to the People’s Republic of China, including the special administrative regions of Hong Kong and Macau and excluding Taiwan for the purposes of this prospectus supplement only. The same legal and operational risks associated with operations in mainland China also apply to operations in Hong Kong;

●	“Chuancheng Digital” are to Fujian Chuancheng Digital Technology Limited (福建传丞数字科技有限公司), a limited liability company organized under the laws of the PRC, which is wholly owned by Linkage Network;

●	“Chuancheng Internet” are to Fujian Chuancheng Internet Technology Limited (福建传丞互联网科技有限公司, formerly known as 福建海狮跨境教育科技有限公司 and 福建传丞跨境教育科技有限公司), a limited liability company organized under the laws of the PRC, which is wholly owned by Chuancheng Digital;

●	“Class A Ordinary Shares” are to the Class A ordinary shares of Linkage Cayman, par value $0.0025 per share;

●	“Class B Ordinary Shares” are to the Class B ordinary shares of Linkage Cayman, par value $0.0025 per share;

●	“Customers” are to cross-border e-commerce sellers (both enterprises and individuals) that purchase products, e-commerce operation training and software support services;

●	“EXTEND” are to EXTEND CO., LTD, a Japanese corporation, which is wholly owned by Linkage Cayman;

●	“HKD” or “HK$” are to the legal currency of Hong Kong;

●	“Honeybee product shelving software” are to software application owned by Chuancheng Internet that helps cross-border e-commerce sellers manage and optimize their product listings on their e-commerce websites;

●	“Hong Kong” are to the Hong Kong Special Administrative Region of the People’s Republic of China;

●	“Internet traffic dividend” are to the rapid growth in the number of users and economic value resulting from the widespread of internet applications;

●	“Japanese yen” or “JPY” are to the legal currency of Japan;

●	“KOLs” are to individuals who have significant influence over online shoppers and their purchasing decisions;

●	“Linkage Cayman” are to Linkage Global Inc, a Cayman Islands exempted company;

S-iii

●	“Linkage Electronic” are to Linkage Electronic Commerce Limited, a Hong Kong corporation and wholly owned subsidiary of Linkage Holding;

●	“Linkage ERP System” are to the Operating Entities’ enterprise resource planning owned by Chuancheng Digital, which is committed to providing cross-border e-commerce sellers with solutions for delicacy operations and business and financial data integration, making cross-border e-commerce easier;

●	“Linkage Holding” are to Linkage Holding (Hong Kong) Limited, a Hong Kong corporation, which is wholly owned by Linkage Cayman;

●	“Linkage Network” or “WFOE” are to Linkage (Fujian) Network Technology Limited (传丞（福建）网络科技有限公司), a limited liability company organized under the laws of China, which is wholly owned by Linkage Holding;

●	“mainland China” or “Mainland China” are to the People’s Republic of China, excluding the special administrative regions of Hong Kong and Macau, and Taiwan;

●	“Merchants” are to Customers and other cross-border e-commerce sellers and suppliers;

●	“Operating Entities” are to EXTEND, Linkage Electronic, HQT NETWORK, Chuancheng Digital, and Chuancheng Internet, collectively;

●	“Renminbi” or “RMB” are to the legal currency of China;

●	“SEC” means the United States Securities and Exchange Commission;

●	“Shares” or “shares” refers to any share in the capital of the Company, including the Ordinary Shares;

●	“SKUs” are to stock keeping units;

●	“smart products” and “smart electronics” are to the combination of computer, communication and consumer electronics;

●	“SMEs” are to small and medium enterprises; and

●	“$,” “USD,” “US$” or “U.S. dollars” are to the legal currency of the United States.

S-iv

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus, and our SEC filings that are incorporated by reference into this prospectus supplement contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Many of the forward-looking statements contained in this prospectus supplement can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” and “potential,” among others.

Forward-looking statements appear in a number of places in this prospectus supplement, the accompanying base prospectus, and our SEC filings that are incorporated by reference into this prospectus supplement. These forward-looking statements include, but are not limited to, statements regarding our intent, belief, or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to of various factors, including, but not limited to, those identified under the section entitled “Item 3. Key Information—D. Risk Factors” in the 2025 Annual Report, the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement, and the section entitled “Risk Factors” beginning on page 9 of the accompanying base prospectus.

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events, except as, and to the extent required by, applicable securities laws.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights, and should be read in conjunction with, the more detailed information contained elsewhere in this prospectus supplement, the accompanying base prospectus, and the documents incorporated therein by reference. You should read carefully the entirety of these documents, including our financial statements and related notes, to understand our business, the ordinary shares, and the other considerations that are important to your decision to invest in our securities. You should pay special attention to the “Risk Factors” sections beginning on page S-6 of this prospectus supplement and on page 9 of the accompanying base prospectus as well as “Item 3. Key Information—D. Risk Factors” in the 2025 Annual Report.

Unless otherwise stated, as used in this prospectus supplement, the terms “we,” “us,” “our,” “Linkage Cayman,” “Linkage,” “our Company,” and the “Company” refer to Linkage Global Inc, a Cayman Islands exempted company, and when describing Linkage Cayman’s consolidated financial information for the fiscal years ended September 30, 2025, 2024 and 2023, also includes Linkage Cayman’s subsidiaries; “Linkage Holding” refers to Linkage Holding (Hong Kong) Limited, a Hong Kong corporation, which is wholly owned by Linkage Cayman; “Linkage Electronic” refers to Linkage Electronic Commerce Limited, a Hong Kong corporation and wholly owned subsidiary of Linkage Holding; “HQT NETWORK” refers to HQT NETWORK CO., LIMITED, a Hong Kong corporation and wholly owned subsidiary of Linkage Holding; “EXTEND” refers to EXTEND CO., LTD, a Japanese corporation, which is wholly owned by Linkage Cayman; “Linkage Network” refers to Linkage (Fujian) Network Technology Limited (传丞（福建）网络科技有限公司), a limited liability company organized under the laws of the People’s Republic of China (the “PRC” or “China”), which is wholly owned by Linkage Holding; “Chuancheng Digital” refers to Fujian Chuancheng Digital Technology Limited (福建传丞数字科技有限公司), a limited liability company organized under the laws of the PRC, which is wholly owned by Linkage Network; “Chuancheng Internet” refers to Fujian Chuancheng Internet Technology Limited (福建传丞互联网科技有限公司, formerly known as 福建海狮跨境教育科技有限公司 and 福建传丞跨境教育科技有限公司), a limited liability company organized under the laws of the PRC, which is wholly owned by Chuancheng Digital; “Linkage Global U.S.” refers to Linkage Global U.S. Inc., which is wholly owned by Linkage Cayman; the “Operating Entities” refers, collectively, to Linkage Electronic, HQT NETWORK, EXTEND, Chuancheng Digital, and Chuancheng Internet; the “Hong Kong subsidiaries” refers to Linkage Holding, Linkage Electronic and HQT NETWORK, collectively; the “PRC subsidiaries” refers to Linkage Network, Chuancheng Digital, and Chuancheng Internet, collectively; and “the Group” or “our Group” refers to Linkage Cayman, its Japanese subsidiary, the Hong Kong subsidiaries, the PRC subsidiaries, and Linkage Global U.S., collectively.

Overview

Linkage Cayman is a holding company incorporated in the Cayman Islands with no operations of its own. Linkage Cayman conducts its operations through its Operating Entities in Japan, Hong Kong, and mainland China. The Class A Ordinary Shares are shares of the Cayman Islands holding company instead of shares of the Operating Entities in Japan, Hong Kong, and mainland China. Holders of our Class A Ordinary Shares do not directly own any equity interests in our subsidiaries, including the equity interests in our principal subsidiaries based in Japan, Hong Kong, the United States, and mainland China, but instead own shares of a Cayman Islands holding company. As a cross-border e-commerce integrated services provider headquartered in Japan, through the Operating Entities, we have developed a comprehensive service system comprised of two lines of business complementary to each other, including (i) cross-border sales and (ii) integrated e-commerce services.

Cross-border Sales

Cross-border sales operations were initially launched in 2011 in Japan through our subsidiary, EXTEND. Products are sourced from Japanese and Chinese manufacturers and brands, together with our private label smart products, and are included as the Operating Entities’ internal “recommended” or “strictly selected” product collections for Customers to select and purchase. Since our inception, the Operating Entities have selected approximately 10,000 suppliers and 100,000 featured products. Customers are mainly comprised of sellers on various e-commerce platforms, such as Amazon, Lazada, Shopee, Wish, Coupang, Yahoo, WOWMA, Rakuten, Tmall, Taobao, JD, and TikTok, and independent website operators. The Operating Entities use a multi-channel marketing strategy. Online, the Operating Entities approach Customers through (i) advertising promotion on their own official websites (www.jp-extend.com and www.whale.xin), major e-commerce platforms, social media, search engines and independent websites, (ii) sending email marketing to potential customers, (iii) and referrals from existing Customers. Offline, the Operating Entities approach Customers mainly through attending exhibitions. See “- Business Model - Marketing” in the 2025 Annual Report. The Customers place orders directly with the Operating Entities through email. Following receipt of orders, the Operating Entities either place orders with suppliers who ship the products directly to the Customers, or deliver the orders from their own warehouses in Japan to the Customers via third-party delivery companies. For the fiscal years ended September 30, 2025, 2024, and 2023, revenue derived from cross-border sales was $1.22 million, $6.48 million, and $10.59 million, accounting for approximately 24.01%, 62.95%, and 83.14% of our total revenue for the respective periods. For the six months ended March 31, 2026 and 2025, revenue derived from cross-border sales was $8,278 and $800,751, accounting for approximately 0.32% and 22.87% of our total revenue for the respective periods.

A majority of the Operating Entities’ cross-border sales operations have historically been conducted in Japan, and since 2011, the Operating Entities have been expanding their operations to Hong Kong and mainland China markets. Cross-border sales operation is the foundation of the comprehensive service system the Operating Entities are building. The Operating Entities have identified a large gap between the demands for placing advertisements, the limited resources and channels to advertise, especially on social media platforms, and the significant growth potential in China’s rapidly developing e-commerce market. Therefore, in 2016, HQT NETWORK was established in Hong Kong, for the provision of digital marketing services (in April 2025 HQT NETWORK ceased its operations and is currently dormant); and in 2021, we established Chuancheng Digital and Chuancheng Internet in China, offering cross-border sales and integrated e-commerce training services, respectively.

For the fiscal year ended September 30, 2023, among our revenues derived from cross-border sales operations, 84.88%, 11.06%, and 4.06% were derived from Japan, mainland China and Hong Kong, respectively. For the fiscal year ended September 30, 2024, among our revenues derived from cross-border sales operations, 63.33%, 36.67%, and nil were derived from Japan, mainland China and Hong Kong, respectively. For the fiscal year ended September 30, 2025, among our revenues derived from cross-border sales operations, 50.03%, 49.97%, and nil were derived from Japan, mainland China and Hong Kong, respectively. For the six months ended March 31, 2025, among our revenues derived from cross-border sales operations, 46.10%, 53.90%, and nil were derived from Japan, mainland China and Hong Kong, respectively. For the six months ended March 31, 2026, among our revenues derived from cross-border sales operations, 7.2%, 92.8%, and nil were derived from Japan, mainland China and Hong Kong, respectively.

Integrated E-commerce Services

Fully managed e-commerce operation services

We have been providing fully managed e-commerce operation services to sellers on Japanese cross-border e-commerce platforms since April 2024. Usually, our clients have their own factories and products, and they open online stores on Japanese e-commerce platforms and then entrust the daily management and marketing of the stores to us for handling throughout full operational cycle. The services mainly include:

●	Online shop setup: 1) store page design and decoration, 2) payment settings, and 3) products listing;

●	Online shop promotion: design marketing plans and product combinations to attract customers; and

●	Customer service: post-sales customer service.

Clients are only responsible for the delivery of goods. We charge a service commission based on GMV (Gross Merchandise Volume) of the online shop. Therefore, such revenues are reported on a net basis. For the fiscal years ended September 30, 2025 and 2024, our revenue from fully managed e-commerce operation services was $3.72 million and $3.28 million, respectively, accounting for approximately 72.88% and 31.88% of our total revenue for the respective periods. For the six months ended March 31, 2026 and 2025, our revenue from fully managed e-commerce operation services was $1.86 million and $2.59 million, respectively, accounting for approximately 71.18% and 74.00% of our total revenue for the respective periods.

E-commerce Operation Training and Software Support Services

To diversify our revenue sources, in 2021, the Operating Entities started offering services including e-commerce operation training and software support services. The recorded e-commerce operation training courses teach Customers skills and information needed to successfully operate and grow their online shops. The Operating Entities also offer proprietary software tools that facilitate Customers with their day-to-day e-commerce operations, including product shelving, supply chain management, and operational management. In addition, the Operating Entities started running TikTok anchors agent services in 2024, which include streamer management and live-streaming event planning. For the fiscal years ended September 30, 2025, 2024, and 2023, our revenue from e-commerce operation training, software support and TikTok anchors agent services was $ 81,692, $220,560, and $619,039, accounting for approximately 1.60%, 2.14%, and 4.86% of our total revenue for the respective periods. For the six months ended March 31, 2026 and 2025, our revenue from e-commerce operation training, software support and TikTok anchors agent services was $26,459 and $32,981, accounting for approximately 1.01% and 0.94% of our total revenue for the respective periods.

Corporate Information

Our principal executive offices of our operating subsidiaries are located at 2-23-3 Minami-Ikebukuro, Toshima-ku, Tokyo, Japan. Our telephone number at this address is +03-5927-9261. Our registered office in the Cayman Islands is located at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, Cayman Islands KY1-9009.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. You can also find information on our website at www.linkagecc.com. The information contained on our website is not a part of this prospectus supplement.

Implications of Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis;”

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure; and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A Ordinary Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Implications of being a “Foreign Private Issuer”

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements, we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the rules of Nasdaq for domestic U.S. issuers and were not required to be compliant with all Nasdaq rules as of the date of our initial listing on Nasdaq as would domestic U.S. issuers. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer.

Controlled Company

One of our Directors, Mr. Zhihua Wu, owns voting power of 92.28% of our issued and outstanding Ordinary Shares. Mr. Zhihua Wu, as our controlling shareholder, has the ability to determine any matter required to be passed by an ordinary resolution, which will be adopted when approved by a simple majority of votes cast by the shareholders of the Company. Our controlling shareholder has the ability to at least significantly influence, or in certain cases, control the outcome of a matter required to be passed by a special resolution, which will be adopted when approved by not less than two-thirds of votes cast by the shareholders of the Company.

As a result, we are deemed a “controlled company” for the purpose of the Nasdaq listing rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including the requirements that:

●	a majority of our board of directors consist of independent directors;

●	our director nominees be selected or recommended solely by independent directors; and

●	we have a nominating committee and a remuneration committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not currently rely on the controlled company exemptions under the Nasdaq listing rules, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

THE OFFERING

Class A Ordinary Shares offered by us	Class A Ordinary Shares for an aggregate offering price of up to $16,000,000.

Class A Ordinary Shares to be outstanding after this offering, assuming an offering price of $0.299 per share	No shares have been sold pursuant to the Sales Agreement as of the date hereof. The actual number of Class A Ordinary Shares outstanding after this offering will vary depending on the number of Class A Ordinary Shares sold and issued and the sales price of such shares. Up to 112,649,890 Class A Ordinary Shares will be outstanding after this offering, based on 59,138,185 Class A Ordinary Shares outstanding as of July 10, 2026 and the sale of an additional 53,511,705 Class A Ordinary Shares in this offering at an assumed offering price of $0.299 per share, the last reported sale price of our Class A Ordinary Shares on Nasdaq on July 8, 2026. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.

Manner of offering	Sales of our Class A Ordinary shares, if any, will be made pursuant to the terms of the Sales Agreement. Sales of the shares will be made from time to time through or to the Sales Agent, acting as our agent, in “at the market offering” as defined in Rule 415 under the Securities Act that may be made from time to time on the Nasdaq Capital Market, the existing trading market for our Class A Ordinary Shares. The Sales Agent will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreeable terms between the Sales Agent and us. See the section titled “Plan of Distribution” on page S-9 of this prospectus supplement.

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds” on page S-8 of this prospectus supplement for additional information.

Risk factors	Investing in our Class A Ordinary Shares involves significant risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and page 9 of the accompanying base prospectus and in the documents incorporated by reference herein for a discussion of factors you should consider carefully before investing in our Class A Ordinary Shares.

Transfer Agent	Transhare Corporation

Nasdaq symbol	“UZX”

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in this prospectus supplement and under the heading “Item 3. Key Information—D. Risk Factors” in our most recent annual report, which is incorporated in this prospectus supplement by reference, together with any other information appearing or incorporated by reference in this prospectus supplement and the accompanying base prospectus, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which our management is unaware or deems immaterial. Our business, financial condition, or results of operations could be materially and adversely affected by any of these risks. The trading price of our Class A Ordinary Shares could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to this Offering and our Class A Ordinary Shares

The market for our Class A Ordinary Shares may not provide investors with adequate liquidity.

Liquidity of the market for our Class A Ordinary Shares depends on a number of factors, including our financial condition and operating results, the number of holders of our Class A Ordinary Shares, the market for similar securities and the interest of securities dealers in making a market in the securities. We cannot predict the extent to which investor interest in us will maintain a trading market in our Class A Ordinary Shares, or how liquid that market will be. If an active market is not maintained, you may have difficulty selling Class A Ordinary Shares that you hold.

It is not possible to predict the actual number of Class A Ordinary Shares that we will sell under the Sales Agreement or the gross proceeds resulting from those sales.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to the Sales Agent at any time, subject to certain exceptions provided for in the Sales Agreement, throughout the term of the Sales Agreement. The number of shares that are sold through the Sales Agent after delivering a placement notice will fluctuate based on a number of factors, including the market price of the Class A Ordinary Shares during the sales period, the limits we set with the Sales Agent in any applicable placement notice, and the demand for our Class A Ordinary Shares during the sales period. Actual gross proceeds may be less than $16,000,000. Because the price per Class A Ordinary Share of each share sold will fluctuate during the sales period, it is not currently possible to predict the number of Class A Ordinary Shares that will be sold or the actual gross proceeds that will be sold to be raised in connection with those sales.

We will have broad discretion in the use of the net proceeds from this offering and we may use the net proceeds in a manner that does not increase the value of your investment.

We currently intend to use the net proceeds from this offering for general corporate purposes. However, we have not determined the specific allocation of the net proceeds among these potential uses. Our management will have broad discretion over the use and investment of the net proceeds from this offering, and, accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning our specific intentions. We may use the net proceeds in ways that do not improve our operating results or increase the value of your investment.

The Class A Ordinary Shares offered hereby will be sold in “at-the-market” offerings, and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.

Sales of our Class A Ordinary Shares in this offering, or the perception that such sales may occur, could cause the market price of our Class A Ordinary Shares to fall.

We may issue and sell our Class A Ordinary Shares for aggregate gross proceeds of up to $16,000,000 from time to time in connection with this offering. The issuance and sale from time to time of these new Class A Ordinary Shares, or our ability to issue these new Class A Ordinary Shares in this offering, could have the effect of depressing the market price of our Class A Ordinary Shares.

There may be future dilution of our Class A Ordinary Shares, which could adversely affect the market price of our ordinary shares.

We are not restricted from issuing additional Class A Ordinary Shares from time to time. For example, we may issue additional Class A Ordinary Shares to raise cash for future capital expenditures or for other purposes. We may also acquire interests in other companies by using a combination of cash and our Class A Ordinary Shares or just our Class A Ordinary Shares. We may also issue securities convertible into, exchangeable for or that represent the right to receive our Class A Ordinary Shares. Any of these events may dilute your ownership interest in us, reduce our earnings per share and have an adverse effect on the price of our Class A Ordinary Shares. In addition, sales of a substantial amount of our Class A Ordinary Shares in the public market, or the perception that these sales may occur, could reduce the market price of our Class A Ordinary Shares. See the section titled “Dilution” below.

We have been notified by Nasdaq of our failure to comply with certain continued listing requirements and, if we are unable to regain compliance with all applicable continued listing requirements and standards of Nasdaq, our Class A Ordinary Shares could be delisted from the Nasdaq Capital Market.

Our Class A Ordinary Shares is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum shareholders’ equity, minimum share price, and certain corporate governance requirements.

On June 3, 2026, we received a written notification from Nasdaq notifying us that we were not in compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market, as set forth under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”), because the closing bid price of our shares of Class A Ordinary Shares was below $1.00 per share for the previous thirty (30) consecutive business days. We were granted 180 calendar days, or until November 30, 2026, to regain compliance with the Minimum Bid Price Requirement. In the event we do not regain compliance with the Minimum Bid Price Requirement by November 30, 2026, we may be eligible for an additional 180-calendar day grace period. To qualify, we will be required to meet the continued listing requirement for market value of publicly held shares and all other listing standards for Nasdaq, with the exception of the Minimum Bid Price Requirement, and will need to provide written notice to Nasdaq of our intent to regain compliance with such requirement during such second compliance period. If we do not regain compliance within the allotted compliance period(s), including any extensions that may be granted, Nasdaq will provide notice that our Class A Ordinary Shares will be subject to delisting from Nasdaq. At that time, we may appeal Nasdaq’s determination to a hearings panel.

The Company intends to continuously monitor the closing bid price for its Class A Ordinary Shares, and is in the process of considering various measures to resolve the deficiency and regain compliance with the Minimum Bid Price Requirement. However, there can be no assurance that we will be able to regain or maintain compliance with the Minimum Bid Price Requirement or any other Nasdaq listing standards, that Nasdaq will grant the Company any extension of time to regain compliance with the Minimum Bid Price Requirement or any other Nasdaq listing requirements, or that any such appeal to the Nasdaq hearings panel will be successful, as applicable. If we are unable to maintain compliance with these Nasdaq requirements, our Class A Ordinary Shares will be delisted from Nasdaq.

In the event that our Class A Ordinary Shares is delisted from Nasdaq, as a result of our failure to comply with the Minimum Bid Price Requirement, or due to our failure to continue to comply with any other requirement for continued listing on Nasdaq, and is not eligible for listing on another exchange, trading in the shares of our Class A Ordinary Shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Class A Ordinary Shares, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Class A Ordinary Shares to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

USE OF PROCEEDS

We may issue and sell our Class A Ordinary Shares having aggregate gross sales proceeds of up to $16,000,000 from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. The amount of proceeds from this offering will depend upon the number of Class A Ordinary Shares sold and the market price at which they are sold. There can be no assurance that we will be able to sell any shares under or fully utilize the Sales Agreement as a source of financing. Assuming the sale of the aggregate of $16,000,000 of Class A Ordinary Shars offered in this offering, we estimate we would receive net proceeds of approximately $15,455,000.

We will retain broad discretion over the use of the net proceeds from the sale of the Class A Ordinary Shares offered hereby. We currently intend to use the net proceeds from this offering for general corporate purposes. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of our Class A Ordinary Shares. Pending the use of the net proceeds from this offering, if any, we may invest the net proceeds in investment grade, short-term interest-bearing obligations, such as money-market funds, certificates of deposit, or direct or guaranteed obligations of the United States government or hold the net proceeds as cash.

DESCRIPTION OF SECURITIES THAT WE ARE OFFERING

We are offering up to $16,000,000 of our Class A Ordinary Shares pursuant to the Sales Agreement with Craft Capital Management LLC. The material terms and provisions of our Class A Ordinary Shares are described under the caption “Description of Share Capital” beginning on page 14 of the accompanying base prospectus. As of the date of this prospectus supplement, the authorized share capital of the Company is US$2,525,000 divided into 998,000,000 Class A Ordinary Shares of par value US$0.0025 each and 12,000,000 Class B Ordinary Shares of par value US$0.0025 each.

PLAN OF DISTRIBUTION

We have entered into the Sales Agreement with Craft Capital Management LLC (the “Sales Agent”) under which we may offer and sell our Class A Ordinary Shares for an aggregate offering price of up to $16,000,000 from time to time through or to the Sales Agent, as agent. The sale of our Class A Ordinary Shares, if any, under this prospectus supplement will be made at market prices by any method deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act, including sales made directly on Nasdaq, or sales made to or through a market maker other than on an exchange or any other method permitted under applicable law.

Each time that we wish to issue and sell our Class A Ordinary Shares under the Sales Agreement, we will provide the Sales Agent with a placement notice describing the number of Class A Ordinary Shares to be sold, the time period during which sales are requested to be made, any limitation on the number of Class A Ordinary Shares that may be sold in any single day, any minimum price below which sales may not be made or any minimum price requested for sales in a given time period and any other instructions relevant to such requested sales. Upon receipt of a placement notice, the Sales Agent, acting as our sales agent, will use commercially reasonable efforts, consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of Nasdaq, to sell our Class A Ordinary Shares under the terms and subject to the conditions of the placement notice and the Sales Agreement. We or the Sales Agent may suspend the offering of Class A Ordinary Shares upon notice and subject to other conditions. The Sales Agent, in its sole discretion, may decline to accept any placement notice.

The Sales Agent will provide written confirmation to us no later than the opening of the trading day on Nasdaq following the trading day on which our Class A Ordinary Shares are sold under the Sales Agreement. Each confirmation will include the number of shares sold on the preceding day, the volume-weighted average price of the shares sold on such day, the net proceeds to us, and the commissions payable by us to the Sales Agent in connection with the sales.

Settlement for sales of Class A Ordinary Shares under the Sales Agreement will occur on the first trading day following the date on which such sales are made (or on such other date as is industry practice for regular-way trading), unless otherwise specified in the applicable placement notice, in return for payment of the net proceeds to us. There are no arrangements to place any of the proceeds of this offering in an escrow, trust or similar account. Sales of our Class A Ordinary Shares as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and the Sales Agent may agree upon.

We will pay the Sales Agent commissions for its services in acting as our sales agent in the sale of our Class A Ordinary Shares pursuant to the Sales Agreement. The Sales Agent will be entitled to compensation of 3.0% of the gross proceeds from the sale of our Class A Ordinary Shares on our behalf pursuant to the Sales Agreement. We also have agreed to reimburse the Sales Agent for its expenses in connection with the offering under the Sales Agreement in an amount not to exceed $75,000, and up to an additional $2,500 for each calendar quarter in which the Company utilizes the Sales Agreement.

We estimate our total expenses for this offering, excluding Sales Agent fees and reimbursements, will be approximately $135,000.

Because there are no minimum sale requirements as a condition to this offering, the actual total public offering price, commissions and net proceeds to us, if any, are not determinable at this time. The actual dollar amount and number of Class A Ordinary Shares we sell through this prospectus supplement will be dependent, among other things, on market conditions and our capital raising requirements.

We will report at least quarterly the number of Class A Ordinary Shares sold through the Sales Agent under the Sales Agreement, the net proceeds to us and the compensation paid by us to the Sales Agent in connection with the sales of Class A Ordinary Shares.

The offering of our Class A Ordinary Shares pursuant to the Sales Agreement will terminate automatically upon the sale of all of our Class A Ordinary Shares subject to the Sales Agreement pursuant to the terms of the Sales Agreement. We and the Sales Agent may each terminate the Sales Agreement at any time upon five (5) days’ prior written notice.

This summary of the material provisions of the Sales Agreement does not purport to be a complete statement of its terms and conditions. The Sales Agreement has been filed as an exhibit to a current report on Form 6-K that we filed with the SEC in connection with this offering and is incorporated into this prospectus supplement by reference. See “Where You Can Find More Information” in the prospectus supplement, as amended by this amendment.

Regulation M Compliance

The Sales Agent will be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and commissions received by it and any profit realized on the sale of our securities offered hereby by it while acting as principal will be deemed to be underwriting discounts or commissions under the Securities Act. The Sales Agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Sales Agent. Under these rules and regulations, the Sales Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Indemnification

We have agreed to indemnify the Sales Agent against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Sales Agreement. We have also agreed to contribute to payments the Sales Agent may be required to make in respect of such liabilities.

Other Relationships

The Sales Agent and/or their affiliates may in the future provide, various investment banking and other financial services for us, for which services may in the future receive customary fees and commissions for these transactions.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the Sales Agent that would permit a public offering of the securities offered by this prospectus supplement and the accompanying base prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying base prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying base prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement or the accompanying base prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying base prospectus. This prospectus supplement and the accompanying base prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying base prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the securities offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier (Cayman) LLP, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by AllBright Law Offices (Fuzhou). Legal matters as to Hong Kong law will be passed upon for us by Bird & Bird. Legal matters as to Japan law will be passed upon for us by City-Yuwa Partners. The Sales Agent is being represented in this offering, with respect to United States federal securities and New York state law, by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Linkage Global Inc as of and for the years ended September 30, 2025 and 2024 have been audited by HTL International, LLC, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and are incorporated by reference in this prospectus supplement in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing. The office of HTL International, LLC is located at 12 Greenway Plaza Suite 1100 Houston, TX 77046.

The consolidated financial statements of Linkage Global Inc as of and for the year ended September 30, 2023 have been audited by TPS Thayer LLC, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and are incorporated by reference in this prospectus supplement in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing. The office of TPS Thayer LLC is located at 1600 Hwy. 6, Suite 100, Sugar Land, TX 77478.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement certain information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We hereby incorporate by reference into this prospectus supplement the following documents:

1.	our annual report on Form 20-F for the fiscal year ended September 30, 2025 filed with the SEC on January 30, 2026;

2.	our reports of foreign private issuer on Form 6-K filed with the SEC on February 13, 2026, February 18, 2026, February 19, 2026, March 12, 2026, March 26, 2026, April 1, 2026, April 9, 2026, April 16, 2026, May 26, 2026, June 12, 2026 and June 30, 2026;

3.	the description of our securities contained in our registration statement on Form 8-A filed with the SEC on December 14, 2023, the description of securities contained in exhibit 2.3 to the 2025 Annual Report filed with the SEC on January 30, 2026, and any amendment or report filed for the purpose of updating such description;

4.	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by this prospectus supplement; and

5.	any future reports of foreign private issuer on Form 6-K that we furnish to the SEC after the date of this prospectus supplement that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus supplement forms a part.

Our annual report on Form 20-F for the fiscal year ended September 30, 2025, filed with the SEC on January 30, 2026, contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These statements were prepared in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

Linkage Global Inc

2-23-3 Minami-Ikebukuro, Toshima-ku

Tokyo, Japan 171-0022

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet on the SEC’s website at www.sec.gov.

This prospectus supplement is part of a registration statement we have filed with the SEC. This prospectus supplement omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities being offered. Statements in this prospectus supplement concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

PROSPECTUS

Linkage Global Inc

傳丞環球股份有限公司

$300,000,000

Class A Ordinary Shares,

Class B Ordinary Shares,

Debt Securities

Warrants,

Rights, and

Units

We may, from time to time in one or more offerings, offer and sell up to $300,000,000 in the aggregate of Class A ordinary shares of par value $0.0025 per share in the capital of the Company (the “Class A Ordinary Shares”), Class B ordinary shares of par value $0.0025 per share in the capital of the Company (the “Class B Ordinary Shares”) (collectively, the Class A Ordinary Shares and Class B Ordinary Shares, the “Ordinary Shares”), debt securities, warrants, units and rights to purchase Ordinary Shares, or any combination of the foregoing, either individually or as units comprised of one or more of the other securities. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

This prospectus provides a general description of the securities we may offer. We will provide the specific terms of the securities offered in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. You should read carefully this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference, before you invest in any of our securities. This prospectus may not be used to offer or sell any securities unless accompanied by the applicable prospectus supplement.

Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our Ordinary Shares in any 12-month period so long as the aggregate market value of our voting and non-voting common equity held by non-affiliates remains below $75,000,000. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3.

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “LGCB”. On February 23, 2026, the last reported sale price of our Ordinary Shares on the Nasdaq Capital Market was $1.74 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the Nasdaq Capital Market or other securities exchange of the securities covered by the prospectus supplement.

We are a Cayman Islands holding company with operations conducted by our subsidiaries established in Japan, Hong Kong, United States, and mainland China. Therefore, investing in our securities being offered pursuant to this prospectus involves unique and a high degree of risk.

The securities offered in this offering are of the offshore holding company Linkage Global Inc (the “Company”), which owns equity interests, directly or indirectly, of the operating subsidiaries. Subsidiaries conduct operations in Japan, Hong Kong, United States, and mainland China and the holding company does not conduct operations in Japan, Hong Kong, United States, and mainland China. Unless otherwise stated, as used in this prospectus and in the context of describing our operations and consolidated financial information, “LGCB” “we,” “us,” “Company,” or “our,” refers to Linkage Global Inc, a Cayman Islands exempted company. We will also refer to all of our subsidiaries, “Subsidiaries.”

As a holding company, we may rely upon dividends paid to us by our subsidiaries in Japan, Hong Kong, United States, and mainland China to pay dividends and to finance any debt we may incur. As of the date of this prospectus, none of our subsidiaries has issued any dividends or distributions to us and we have not made any dividends or distributions to our shareholders. Our subsidiaries in Japan, Hong Kong, United States, and mainland China generate and retain cash generated from operating activities and re-invest it in our business.

Under Cayman Islands law, we may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in us being unable to pay our debts due in the ordinary course of business. If we determine to pay dividends, as a holding company, we will be dependent on receipt of funds from our subsidiaries in Japan, Hong Kong, United States, and mainland China.

You should read carefully this prospectus and the documents incorporated by reference into this prospectus before investment.

Investing in our securities involves a high degree of risk. See “Risk Factors” in this prospectus and in the documents incorporated by reference in this prospectus, as updated in the applicable prospectus supplement, any related free writing prospectus and other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase our securities.

We may sell these securities directly to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 10, 2026.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC, under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this shelf registration process, we may from time to time sell Class A Ordinary Shares, Class B Ordinary Shares, debt securities, warrants, units and rights to purchase Class A Ordinary Shares, Class B Ordinary Shares, debt securities or any combination of the foregoing, either individually or as units comprised of one or more of the other securities, in one or more offerings up to a total dollar amount of $300,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement or any related free writing prospectus, you should rely on the information in the prospectus supplement or the related free writing prospectus; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date – for example, a document filed after the date of this prospectus and incorporated by reference into this prospectus or any prospectus supplement or any related free writing prospectus – the statement in the document having the later date modifies or supersedes the earlier statement.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement, or any related free writing prospectus that we may authorize to be provided to you. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference (as our business, financial condition, results of operations and prospects may have changed since that date), even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered or securities are sold on a later date.

As permitted by SEC rules and regulations, the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at its website or at its offices described below under “Where You Can Find More Information.”

GLOSSARY OF DEFINED TERMS

In this prospectus, unless the context otherwise requires, references to:

●	“authorized agent” are to an designated agent for the media, who is responsible for identifying and procuring merchants to purchase ad inventory from the media, facilitating the transaction process, and assisting ad deployment;

●	“China” or the “PRC” are to the People’s Republic of China, including the special administrative regions of Hong Kong and Macau and excluding Taiwan for the purposes of this prospectus only. The same legal and operational risks associated with operations in mainland China also apply to operations in Hong Kong;

●	“Chuancheng Digital” are to Fujian Chuancheng Digital Technology Limited (福建传丞数字科技有限公司), a limited liability company organized under the laws of the PRC, which is wholly owned by Linkage Network;

●	“Chuancheng Internet” are to Fujian Chuancheng Internet Technology Limited (福建传丞互联网科技有限公司, formerly known as 福建海狮跨境教育科技有限公司 and 福建传丞跨境教育科技有限公司), a limited liability company organized under the laws of the PRC, which is wholly owned by Chuancheng Digital;

●	“Class A Ordinary Shares” are to the Class A ordinary shares of Linkage Cayman, par value $0.0025 per share;

●	“Class B Ordinary Shares” are to the Class B ordinary shares of Linkage Cayman, par value $0.0025 per share;

●	“Customers” are to cross-border e-commerce sellers (both enterprises and individuals) that purchase products, e-commerce operation training and software support services;

●	“EXTEND” are to EXTEND CO., LTD, a Japanese corporation, which is wholly owned by Linkage Cayman;

●	“HKD” or “HK$” are to the legal currency of Hong Kong;

●	“Honeybee product shelving software” are to software application owned by Chuancheng Internet that helps cross-border e-commerce sellers manage and optimize their product listings on their e-commerce websites;

●	“Hong Kong” are to the Hong Kong Special Administrative Region of the People’s Republic of China;

●	“Internet traffic dividend” are to the rapid growth in the number of users and economic value resulting from the widespread of internet applications;

●	“Japanese yen” or “JPY” are to the legal currency of Japan;

●	“KOLs” are to individuals who have significant influence over online shoppers and their purchasing decisions;

●	“Linkage Cayman” are to Linkage Global Inc, a Cayman Islands exempted company;

●	“Linkage Electronic” are to Linkage Electronic Commerce Limited, a Hong Kong corporation and wholly owned subsidiary of Linkage Holding;

●	“Linkage ERP System” are to the Operating Entities’ enterprise resource planning owned by Chuancheng Digital, which is committed to providing cross-border e-commerce sellers with solutions for delicacy operations and business and financial data integration, making cross-border e-commerce easier;

●	“Linkage Holding” are to Linkage Holding (Hong Kong) Limited, a Hong Kong corporation, which is wholly owned by Linkage Cayman;

●	“Linkage Network” or “WFOE” are to Linkage (Fujian) Network Technology Limited (传丞（福建）网络科技有限公司), a limited liability company organized under the laws of China, which is wholly owned by Linkage Holding;

●	“mainland China” or “Mainland China” are to the People’s Republic of China, excluding the special administrative regions of Hong Kong and Macau, and Taiwan;

●	“Merchants” are to Customers and other cross-border e-commerce sellers and suppliers;

●	“Operating Entities” are to EXTEND, Linkage Electronic, HQT NETWORK, Chuancheng Digital, and Chuancheng Internet, collectively;

●	“Renminbi” or “RMB” are to the legal currency of China;

●	“SEC” means the United States Securities and Exchange Commission;

●	“Shares” or “shares” refers to any share in the capital of the Company, including the Ordinary Shares;

●	“SKUs” are to stock keeping units;

●	“smart products” and “smart electronics” are to the combination of computer, communication and consumer electronics;

●	“SMEs” are to small and medium enterprises; and

●	“$,” “USD,” “US$” or “U.S. dollars” are to the legal currency of the United States.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes appearing at the end of this prospectus.

Unless otherwise stated, as used in this prospectus, the terms “we,” “us,” “our,” “Linkage Cayman,” “Linkage,” “our Company,” and the “Company” refer to Linkage Global Inc, a Cayman Islands exempted company, and when describing Linkage Cayman’s consolidated financial information for the fiscal years ended September 30, 2025, 2024 and 2023, also includes Linkage Cayman’s subsidiaries; “Linkage Holding” refers to Linkage Holding (Hong Kong) Limited, a Hong Kong corporation, which is wholly owned by Linkage Cayman; “Linkage Electronic” refers to Linkage Electronic Commerce Limited, a Hong Kong corporation and wholly owned subsidiary of Linkage Holding; “HQT NETWORK” refers to HQT NETWORK CO., LIMITED, a Hong Kong corporation and wholly owned subsidiary of Linkage Holding; “EXTEND” refers to EXTEND CO., LTD, a Japanese corporation, which is wholly owned by Linkage Cayman; “Linkage Network” refers to Linkage (Fujian) Network Technology Limited (传丞（福建）网络科技有限公司), a limited liability company organized under the laws of the People’s Republic of China (the “PRC” or “China”), which is wholly owned by Linkage Holding; “Chuancheng Digital” refers to Fujian Chuancheng Digital Technology Limited (福建传丞数字科技有限公司), a limited liability company organized under the laws of the PRC, which is wholly owned by Linkage Network; “Chuancheng Internet” refers to Fujian Chuancheng Internet Technology Limited (福建传丞互联网科技有限公司, formerly known as 福建海狮跨境教育科技有限公司 and 福建传丞跨境教育科技有限公司), a limited liability company organized under the laws of the PRC, which is wholly owned by Chuancheng Digital; “Linkage Global U.S.” refers to Linkage Global U.S. Inc., which is wholly owned by Linkage Cayman; the “Operating Entities” refers, collectively, to Linkage Electronic, HQT NETWORK, EXTEND, Chuancheng Digital, and Chuancheng Internet; the “Hong Kong subsidiaries” refers to Linkage Holding, Linkage Electronic and HQT NETWORK, collectively; the “PRC subsidiaries” refers to Linkage Network, Chuancheng Digital, and Chuancheng Internet, collectively; and “the Group” or “our Group” refers to Linkage Cayman, its Japanese subsidiary, the Hong Kong subsidiaries, the PRC subsidiaries, and Linkage Global U.S., collectively.

As of the date of this prospectus, the Company is in the process of deregistration of HQT NETWORK. HQT NETWORK has ceased its operations in April 2025 and all references in this prospectus to HQT NETWORK and its operations, or the inclusion of HQT NETWORK as part of the Operating Entities, is only until HQT NETWORK ceased its operations.

Overview

Linkage Cayman is a holding company incorporated in the Cayman Islands as an exempted company with no operations of its own. Linkage Cayman conducts its operations through its Operating Entities in Japan, Hong Kong, United States, and mainland China. The Class A Ordinary Shares are shares of the Cayman Islands holding company instead of shares of the Operating Entities in Japan, Hong Kong, United States, and mainland China. Holders of our Class A Ordinary Shares do not directly own any equity interests in our subsidiaries, including the equity interests in our principal subsidiaries based in Japan, Hong Kong, United States, and mainland China, but instead own shares of a Cayman Islands holding company.

The following diagram illustrates our corporate structure as of the date of this prospectus.

The PRC subsidiaries and the Hong Kong subsidiaries are subject to certain legal and operational risks associated with the business operations in mainland China and Hong Kong. PRC laws and regulations governing the current business operations of the PRC subsidiaries are sometimes vague and uncertain, and as a result, these risks may result in material changes in the operations of the PRC subsidiaries, significant depreciation of the value of our Class A Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this prospectus, neither we nor the PRC subsidiaries have been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction. The Cybersecurity Review Measures became effective on February 15, 2022, which provide that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. In the course of the PRC subsidiaries’ operations, the data collected is mainly the mailing addresses used by the Customers (which term refers to both enterprises and individual cross-border e-commerce sellers). Such data will be transmitted to an enterprise resource planning system in the PRC for use in subsequent shipments. Consequently, our PRC counsel, AllBright Law Offices (Fuzhou) (“AllBright”), has advised that such practice may be interpreted as meaning that the PRC subsidiaries use the Internet to carry out data processing activities in the PRC, and thus, the PRC subsidiaries may be subject to cybersecurity review, and during the pendency of such review, in order to prevent certain risks, including risks that activities may endanger critical information infrastructure security and national data security and disclosure of personal information, the PRC subsidiaries may be required to take technical measures and other necessary measures, such as ceasing transmission and deletion of data or information, suspension of new user registration to prevent and mitigate risks in accordance with the requirements of the cybersecurity review. Cybersecurity review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources, which could materially and adversely affect our business, financial conditions, and results of operations. In addition, on July 7, 2022, the Cyberspace Administration of China (“CAC”) issued the Measures for the Security Assessment of Cross-border Transfer of Data, which stipulates that data processors who provide overseas the important data collected and generated during operations within the PRC and personal information that shall be subject to security assessment shall conduct a security assessment. As of the date of this prospectus, the PRC subsidiaries have not carried out the activities of providing personal information outside the territory of the PRC. According to our PRC legal counsel, AllBright, we and the PRC subsidiaries are compliant with the Personal Information Protection Law of the PRC (the “PIPL”) and, the PRC subsidiaries have not provided critical data and personal information outside the territory of the PRC, as of the date of this prospectus. The data collected in the course of the PRC subsidiaries’ operations is mainly the mailing addresses used by the Customers. Such data is stored within the territory of the PRC. Based on the foregoing analysis, our PRC legal counsel is of the view that we and the PRC subsidiaries are in compliance with the existing PRC laws and regulations on cybersecurity, data security and personal data protection in all material aspects, and we believe that we are in compliance with the regulations and policies that have been issued by the CAC as of the date of this prospectus. Nevertheless, there remains substantial uncertainties about the interpretation and implementation of Measures for the Security Assessment of Cross-border Transfer of Data, and it is unclear whether the PRC subsidiaries shall require a security assessment. If it is determined in the future that the PRC subsidiaries are required such security assessment, it is uncertain whether they can or how long it will take them to complete such security assessment or rectification. See “Risk Factors-Risks Relating to Doing Business in mainland China-Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact the PRC subsidiaries’ business and our future offerings” in our annual report.

On February 17, 2023, the China Securities Regulatory Commission (“CSRC”) promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and relevant five guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedures with the CSRC and report relevant information. At a press conference held for these new regulations, officials from the CSRC clarified that the domestic companies that have already been listed overseas on or before the effective date of the Overseas Listing Trial Measures (i.e. March 31, 2023) shall be deemed as existing issuers, or the Existing Issuers. Existing Issuers are not required to complete the filling procedures immediately, and they shall be required to file with the CSRC when subsequent matters such as refinancing are involved. Further, according to the officials from the CSRC, domestic companies that have obtained approval from overseas regulatory authorities or securities exchanges for their indirect overseas offering and listing prior to the effective date of the Overseas Listing Trial Measures (i.e. March 31, 2023) but have not yet completed their indirect overseas issuance and listing, are granted a six-month transition period from March 31, 2023. Those who complete their overseas offering and listing within such six months are deemed as Existing Issuers. Within such six-month transition period, however, if such domestic companies need to reapply for offering and listing procedures to the overseas regulatory authority or securities exchanges, or if they fail to complete their indirect overseas issuance and listing, such domestic companies shall complete the filling procedures with the CSRC. Under the Overseas Listing Trial Measures, direct overseas offering and listing by domestic companies refers to such overseas offering and listing by a joint-stock company incorporated domestically. Indirect overseas offering and listing by domestic companies refers to such overseas offering and listing by a company in the name of an overseas incorporated entity, whereas the company’s major business operations are located domestically and such offering and listing is based on the underlying equity, assets, earnings or other similar rights of a domestic company. Any overseas offering and listing made by an issuer that meets both the following conditions will be determined as indirect (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China. If a PRC domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such PRC domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. Our PRC legal counsel, AllBright, has advised us, based on its understanding of the current PRC law, rules, and regulations currently in effect, that we are not required to complete the filing procedures with the CSRC for our continued offerings, given that (i) we are not a China domestic company; and (ii) any follow-on offering by us would not be determined to be an indirect overseas offering, because the operating revenue, total profit, total assets, or net assets, as documented in our audited consolidated financial statements for the most recent fiscal year ended September 30, 2024, accounted for by the PRC subsidiaries are all under 50%. See “Risk Factors-Risks Relating to Doing Business in mainland China-The Opinions recently issued by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council may subject us to additional compliance requirements in the future” in our annual report.

According to our PRC counsel AllBright, no relevant laws or regulations in the PRC explicitly require us to seek approval from the CSRC for our future offerings and continued listing on the Nasdaq Stock Market, but recent statements by the Chinese government have indicated an intent to impose more oversight and control over offerings conducted overseas and/or foreign investment in China-based issuers. As of the date of this prospectus, we and the PRC subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries, our ability to accept foreign investments, and our listing on an U.S. exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us, or our subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S. If we do not receive or maintain the approval, or inadvertently conclude that such approval is not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our Class A Ordinary Shares, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

The same legal and operational risks associated with operations in mainland China also apply to operations in Hong Kong. Hong Kong was established as a special administrative region of the PRC in accordance with Article 31 of the Constitution of the PRC. The Basic Law of the Hong Kong Special Administrative Region of the PRC (the “Basic Law”) was adopted and promulgated on April 4, 1990 and became effective on July 1, 1997, when the PRC resumed the exercise of sovereignty over Hong Kong. Pursuant to the Basic Law, Hong Kong is authorized by the National People’s Congress of the PRC to exercise a high degree of autonomy and enjoy executive, legislative, and independent judicial power, under the principle of “one country, two systems,” and the PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs, and other matters that are not within the scope of autonomy). However, there is no assurance that there will not be any changes in the economic, political, and legal environment in Hong Kong in the future. Due to the uncertainty of the PRC legal system and changes in laws, regulations, or policies, the Basic Law may be revised in the future, and thus, we may face the same legal and operational risks associated with operating in the PRC. If there is a significant change to current political arrangements between mainland China and Hong Kong, or if the applicable laws, regulations, or interpretations change, the Hong Kong subsidiaries may become subject to PRC laws or authorities. As a result, the Hong Kong subsidiaries could incur material costs to ensure compliance, be subject to fines, experience devaluation of securities or delisting, no longer conduct offerings to foreign investors, and no longer be permitted to continue their current business operations. See “Risk Factors-Risks Relating to Doing Business in Hong Kong-There are some political risks associated with conducting business in Hong Kong” and “ Risk Factors-Risks Relating to Doing Business in Hong Kong-The enforcement of laws and rules and regulations in China can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of those that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in the Hong Kong subsidiaries’ operations and/or the value of our securities” in our annual report. The main legislation in Hong Kong concerning data security is the Personal Data (Privacy) Ordinance (Cap. 486 of the Laws of Hong Kong) (the “PDPO”), which regulates the collection, usage, storage, and transfer of personal data and imposes a statutory duty on data users to comply with the six data protection principles contained therein. As of the date of this prospectus, we and each of the Hong Kong subsidiaries have complied with the laws and requirements in respect of data security in Hong Kong. However, the laws on cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations, resulting in uncertainties about the scope of our responsibilities in that regard. Failure to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, may subject us or the Hong Kong subsidiaries to consequences, including government enforcement actions and investigations, fines, penalties, and suspension or disruption of the Hong Kong subsidiaries’ operations. In addition, the Competition Ordinance (Cap. 619 of the Laws of Hong Kong) prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting, or distorting competition in Hong Kong. It provides for general prohibitions in three major areas of anti-competitive conduct described as the first conduct rule, the second conduct rule, and the merger rule. As of the date of this prospectus, we and the Hong Kong subsidiaries have complied with all three areas of anti-competition laws and requirements in Hong Kong. Neither the data security nor antimonopoly laws and regulations in Hong Kong restrict our ability to accept foreign investment or impose limitations on our ability to continue listing on any U.S. stock exchange. See “Risk Factors - Risks Relating to Doing Business in Hong Kong - Some of our subsidiaries are subject to various evolving Hong Kong laws and regulations regarding data security or antimonopoly, which could subject them to government enforcement actions and investigations, fines, penalties, and suspension or disruption of their operations” in our annual report.

In addition, our Class A Ordinary Shares may be prohibited from trading on a national exchange under the Holding Foreign Companies Accountable Act, or the “HFCA Act,” if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for two consecutive years. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China or in Hong Kong, a Special Administration Region of the PRC, because of positions taken by PRC authorities in those jurisdictions. Our auditor of the Company’s financial statements for the fiscal year ended September 30, 2025 and 2024, HTL International, LLC (“HTL”), is headquartered in Houston, Texas. HTL is subject to PCAOB inspections on a regular basis. Our auditor of the Company’s financial statements for the fiscal year ended September 30, 2023, TPS Thayer, LLC (“TPS”), is headquartered in Sugar Land, Texas, and has been inspected by the PCAOB on a regular basis, with the last inspection in September 2022. The PCAOB currently has access to inspect the working papers of our auditor and our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021, which determinations were vacated on December 15, 2022. If trading in our Class A Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Class A Ordinary Shares and trading in our Class A Ordinary Shares could be prohibited. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the AHFCAA and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”) governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the U.S. Securities and Exchange Commission (the “SEC”), the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. See “Risk Factors - Risks Relating to Doing Business in Mainland China - Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our ability to continue being listed on Nasdaq” in our annual report.

Business Overview

We are a holding company incorporated in the Cayman Islands with no operations of our own. Linkage Cayman conducts its operations through the Operating Entities in Japan, Hong Kong, and mainland China. As a cross-border e-commerce integrated services provider headquartered in Japan, through the Operating Entities, we have developed a comprehensive service system comprised of two lines of business complementary to each other, including (i) cross-border sales and (ii) integrated e-commerce services.

Cross-border Sales

Cross-border sales operations were initially launched in 2011 in Japan through our subsidiary, EXTEND. Products are sourced from Japanese and Chinese manufacturers and brands, together with our private label smart products, and are included as the Operating Entities’ internal “recommended” or “strictly selected” product collections for Customers to select and purchase. Since our inception, the Operating Entities have selected approximately 10,000 suppliers and 100,000 featured products. Customers are mainly comprised of sellers on various e-commerce platforms, such as Amazon, Lazada, Shopee, Wish, Coupang, Yahoo, WOWMA, Rakuten, Tmall, Taobao, JD, and TikTok, and independent website operators. The Operating Entities use a multi-channel marketing strategy. Online, the Operating Entities approach Customers through (i) advertising promotion on their own official websites (www.jp-extend.com and www.whale.xin), major e-commerce platforms, social media, search engines and independent websites, (ii) sending email marketing to potential customers, (iii) and referrals from existing Customers. Offline, the Operating Entities approach Customers mainly through attending exhibitions. See “- Business Model - Marketing” in our annual report. The Customers place orders directly with the Operating Entities through email. Following receipt of orders, the Operating Entities either place orders with suppliers who ship the products directly to the Customers, or deliver the orders from their own warehouses in Japan to the Customers via third-party delivery companies. For the fiscal years ended September 30, 2025, 2024, and 2023, revenue derived from cross-border sales was $1.22 million, $6.48 million, and $10.59 million, accounting for approximately 24.01%, 62.95%, and 83.14% of our total revenue for the respective periods.

A majority of the Operating Entities’ cross-border sales operations have historically been conducted in Japan, and since 2011, the Operating Entities have been expanding their operations to Hong Kong and mainland China markets. Cross-border sales operation is the foundation of the comprehensive service system the Operating Entities are building. Over the years of experience the Operating Entities have encountered with e-commerce sellers in cross-border sales operation, they identified a large gap between the demands for placing advertisements, the limited resources and channels to advertise, especially on social media platforms, and have identified the significant growth potential in China’s rapidly developing e-commerce market. Therefore, in 2016, HQT NETWORK was established in Hong Kong, for the provision of digital marketing services (in April 2025 HQT NETWORK ceased its operations and is currently dormant); and in 2021, we established Chuancheng Digital and Chuancheng Internet in China, offering cross-border sales and integrated e-commerce training services, respectively.

For fiscal year ended September 30, 2023, among our revenues derived from cross-border sales operations, 84.88%, 11.06%, and 4.06% were derived from Japan, mainland China and Hong Kong, respectively. For the fiscal year ended September 30, 2024, among our revenues derived from cross-border sales operations, 63.33%, 36.67%, and nil were derived from Japan, mainland China and Hong Kong, respectively. For the fiscal year ended September 30, 2025, among our revenues derived from cross-border sales operations, 49.97%, 50.03%, and nil were derived from Japan, mainland China and Hong Kong, respectively.

Integrated E-commerce Services

Fully managed e-commerce operation services

We have been providing fully managed e-commerce operation services to sellers on Japanese cross-border e-commerce platforms since April 2024. Usually, our clients have their own factories and products, and they open online stores on Japanese e-commerce platforms and then entrust the daily management and marketing of the stores to us for handling throughout full operational cycle. The services mainly include:

●	Online shop setup: 1) store page design and decoration, 2) payment settings, and 3) products listing;

●	Online shop promotion: design marketing plans and product combinations to attract customers; and

●	Customer service: post-sales customer service.

Clients are only responsible for the delivery of goods. We charges a service commission based on GMV (Gross Merchandise Volume) of the online shop. Therefore, such revenues are reported on a net basis. For the fiscal years ended September 30, 2025 and 2024, our revenue from fully managed e-commerce operation services was $3.72 million and $3.28 million, respectively, accounting for approximately 72.88% and 31.88% of our total revenue for the respective periods.

Digital Marketing

Through the subsidiary, HQT NETWORK, in Hong Kong, and until HQT NETWORK’s operation was ceased in April 2025, the Operating Entities connected the Merchants with social media platforms to provide digital marketing services to the Merchants. HQT NETWORK has cooperated with Google since 2017 and became an authorized agent of Google in 2018, through making use of the vast suppliers’ and Customers’ data that the Operating Entities have collected from their cross-border sales operation by conducting market research and analysis by digital marketing team to identify trends and preferences in different regions and consumer segments, HQT NETWORK helped the Merchants create multilingual websites, optimize product keyword rankings, and distribute advertisements on Google and its own channels, such as Google search engine, Google display, Gmail, and YouTube. HQT NETWORK aimed to provide comprehensive digital marketing solutions equipped with technology and data that meet the digital marketing needs of the Merchants, and help the Merchants engage, cultivate, retain and expand regional customer base. Since the launch of this business line, HQT NETWORK has served more than 331 Merchants. For the fiscal years ended September 30, 2025, 2024, and 2023, the revenue in digital marketing services come from the commissions of Google was $0.08 million $0.31 million, and $1.53 million and, respectively, accounting for approximately 1.51%, 3.03%, and 11.99% of our total revenue for the respective periods. This line of operation was terminated in April 2025.

E-commerce Operation Training and Software Support Services

To diversify our revenue sources, in 2021, the Operating Entities started offering services including e-commerce operation training and software support services. The recorded e-commerce operation training courses teach Customers skills and information needed to successfully operate and grow their online shops. The Operating Entities also offer proprietary software tools that facilitate Customers with their day-to-day e-commerce operations, including product shelving, supply chain management, and operational management. In addition, the Operating Entities started running TikTok anchors agent services in 2024, which include streamer management and live-streaming event planning. For the fiscal years ended September 30, 2025, 2024, and 2023, our revenue from e-commerce operation training, software support and TikTok anchors agent services was $ 81,692, $220,560, and $619,039, accounting for approximately 1.60%, 2.14%, and 4.86% of our total revenue for the respective periods.

10 for 1 Share Consolidation

On March 21, 2025, our board of directors approved that the authorized, issued, and outstanding shares of us be consolidated on a 10 for 1 ratio with the marketplace effective date of April 7, 2025.

The objective of the share consolidation is to enable us to regain compliance with Nasdaq Marketplace Rule 5550(a)(2) and maintain its listing on Nasdaq.

Beginning with the opening of trading on April 7, 2025, our Class A ordinary shares are trading on the Nasdaq Capital Market on a split-adjusted basis, under the same symbol “LGCB” but under a new CUSIP Number, G5500B128.

As a result of the share consolidation, each ten (10) Class A ordinary shares outstanding automatically combined and converted to one issued and outstanding ordinary share without any action on the part of the shareholders. No fractional shares were issued to any shareholders in connection with the share consolidation, and each shareholder was entitled to receive one share of us in lieu of the fractional share of that class that would have resulted from the share consolidation.

At the time the share consolidation came into effect, our authorized share capital was changed from US$2,500,000 divided into 9,980,000,000 Class A ordinary shares with a par value of US$0.00025 each and 20,000,000 Class B ordinary shares with a par value of US$0.00025 each to US$2,500,000 divided into 998,000,000 Class A ordinary shares with a par value of US$0.0025 each and 2,000,000 Class B ordinary shares with a par value of US$0.0025 each.

Implications of Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A Ordinary Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Implications of being a “Foreign Private Issuer”

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements, we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the rules of Nasdaq for domestic U.S. issuers and were not required to be compliant with all Nasdaq rules as of the date of our initial listing on Nasdaq as would domestic U.S. issuers. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer.

Controlled Company

One of our Directors, Mr. Zhihua Wu, owns voting power of 91.22% of our issued and outstanding Ordinary Shares. Mr. Zhihua Wu, as our controlling shareholder, has the ability to determine any matter required to be passed by an ordinary resolution, which will be adopted when approved by a simple majority of votes cast by the shareholders of the Company. Our controlling shareholder will have the ability to at least significantly influence, or in certain cases, control the outcome of a matter required to be passed by a special resolution, which will be adopted when approved by not less than two-thirds of votes cast by the shareholders of the Company.

As a result, we are deemed a “controlled company” for the purpose of the Nasdaq listing rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including the requirements that:

●	a majority of our board of directors consist of independent directors;

●	our director nominees be selected or recommended solely by independent directors; and

●	we have a nominating committee and a remuneration committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

RISK FACTORS

You should carefully consider the risk factors set forth below and under “Risk Factors” described in our most recent annual report on Form 20-F, filed on January 30, 2026, together with all other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement and in any related free writing prospectus in connection with a specific offering, before making an investment decision. Each of the risk factors could materially and adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our shares to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

Risks Related to Our Securities and This Offering

We may not maintain the listing of our Class A Ordinary Shares on the Nasdaq which could limit investors’ ability to make transactions in our Class A Ordinary Shares and subject us to additional trading restrictions.

We list our Class A Ordinary Shares on the Nasdaq concurrently with the initial public offering. In order to continue listing our shares on the Nasdaq, we must maintain certain financial and share price levels and we may be unable to meet these requirements in the future. We cannot assure you that our shares will continue to be listed on the Nasdaq in the future.

If the Nasdaq delists our Class A Ordinary Shares and we are unable to list our shares on another national securities exchange, we expect our shares could be quoted on an over-the-counter market in the United States. If this were to occur, we could face significant material adverse consequences, including:

(a)	a limited availability of market quotations for our Class A Ordinary Shares;

(b)	reduced liquidity for our Class A Ordinary Shares;

(c)	a determination that our Class A Ordinary Shares are “penny stock,” which will require brokers trading in our shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

(d)	a limited amount of news and analyst coverage; and

(e)	a decreased ability to issue additional securities or obtain additional financing in the future.

As long as our Class A Ordinary Shares are listed on the Nasdaq, U.S. federal law prevents or pre-empts the states from regulating their sale. However, the law does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar their sale. Further, if we were no longer listed on the Nasdaq, we would be subject to regulations in each state in which we offer our shares.

The trading price of the Class A Ordinary Shares is likely to be volatile, which could result in substantial losses to investors.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalized company with relatively small public float after the initial public offering, we may experience greater stock price volatility, lower trading volume and less liquidity than large-capitalized companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices due to factors beyond our control. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in Asia that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the Ordinary Shares may be highly volatile for factors specific to our own operations, including the following:

●	variations in our revenues, earnings, cash flow;

●	fluctuations in operating metrics;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new solutions and services and expansions by us or our competitors;

●	termination or non-renewal of contracts or any other material adverse change in our relationship with our key customers or strategic investors;

●	changes in financial estimates by securities analysts;

●	detrimental negative publicity about us, our competitors or our industry;

●	additions or departures of key personnel;

●	release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

●	regulatory developments affecting us or our industry; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the Class A Ordinary Shares will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our Class A Ordinary Shares. Volatility or a lack of positive performance in our Class A Ordinary Shares price may also adversely affect our ability to retain key employees, most of whom have been granted share incentives.

In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. If high spreads between the bid and ask prices of our Class A Ordinary Shares exist at the time of a purchase, the stock would have to appreciate substantially on a relative percentage basis for an investor to recoup their investment. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional Class A Ordinary Shares or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We may experience extreme stock price volatility, including any stock-run up, unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

In addition to the risks addressed above in “— The trading price of the Class A Ordinary Shares is likely to be volatile, which could result in substantial losses to investors,” our Class A Ordinary Shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices, given that we will have relatively small public floats after the initial public offering. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects.

Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. Furthermore, the potential extreme volatility may confuse the public investors of the value of our stock, distort the market perception of our stock price and our company’s financial performance and public image, negatively affect the long-term liquidity of our Class A Ordinary Shares, regardless of our actual or expected operating performance. If we encounter such volatility, including any rapid stock price increases and declines seemingly unrelated to our actual or expected operating performance and financial condition or prospects, it will likely make it difficult and confusing for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares and understand the value thereof.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A Ordinary Shares, the market price for our Class A Ordinary Shares and trading volume could decline.

The trading market for our shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts downgrade our shares, the market price for our shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our shares to decline.

Short selling may drive down the market price of our Class A Ordinary Shares.

Short selling is the practice of selling shares that the seller does not own but rather has borrowed from a third party with the intention of buying identical shares back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the shares between the sale of the borrowed shares and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the shares to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling the shares short. These short attacks have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavorable publicity, whether such allegations are proven to be true or untrue, we would have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	trends and competition in the cross-border e-commerce industry; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DILUTION

If required, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

●	the net tangible book value per share of our equity securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF SHARE CAPITAL

Ordinary Shares

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares or warrants to bearer.

Our authorized share capital is $2,500,000 divided into 998,000,000 Class A Ordinary Shares of par value US$0.0025 each and 2,000,000 Class B Ordinary Shares of par value US$0.0025 each. Subject to the provisions of the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”) and the amended and restated of association of the Company (the “Articles”) regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to ordinary shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares and may accept any application in whole or in part, for any reason or for no reason.

On October 11, 2024, at the annual general meeting, to implement a dual class structure, our shareholders approved (i) an ordinary resolution that the Company’s authorized share capital be amended from US$50,000 divided into 200,000,000 Shares of a par value of US$0.00025 each to US$50,000 divided into 195,000,000 Class A ordinary shares of par value US$0.0025 each and 5,000,000 Class B ordinary shares of par value US$0.0025 each, and (ii) a special resolution to amend and restate the Company’s then-effective amended and restated memorandum and articles of association to reflect the revised authorized share capital of the Company and the terms of the Class A ordinary shares and Class B ordinary shares.

On January 27, 2025, at an extraordinary general meeting of holders of Class A ordinary shares, the holders of Class A ordinary shares of the Company approved, as a special resolution, that the variation of the rights attaching to Class A ordinary shares of par value US$0.0025 each resulting from the number of votes holders of Class B ordinary shares of par value US$0.0025 each are entitled to cast on a poll being increased from 20 votes to 100 votes for each Class B Ordinary Share they hold is approved. On the same date, at an extraordinary general meeting of shareholders, our shareholders approved, among other things, as an ordinary resolution, that the authorized share capital of the Company be immediately increased from US$50,000 divided into 195,000,000 Class A ordinary shares with a par value of US$0.0025 each and 5,000,000 Class B ordinary shares of par value US$0.0025 each to US$2,500,000 divided into 9,980,000,000 Class A ordinary shares with a par value of US$0.0025 each and 2,000,000 Class B ordinary shares with a par value of US$0.0025 each.

On March 10, 2025, at an annual general meeting of the Company, our shareholders, among other things, passed an ordinary resolution (conditional upon the approval of our board of directors of the Company in its sole discretion, with effect as of the date the board may determine) approving that the authorized, issued, and outstanding shares of the Company be consolidated by consolidating each 100 shares of the Company, or such lesser whole share amount as the board of directors may determine in its sole discretion, such amount not to be less than 2, into 1 share of the Company, with such consolidated shares having the same rights and being subject to the same restrictions (save as to nominal value) as the existing shares of such class as set out in the Company’s memorandum and articles of association. On March 21, 2025, our board of directors passed a resolution to effect share consolidation and as a result on April 1, 2025, the Company effected share consolidation on a 10 for 1 ratio, resulting in an authorized share capital of $2,500,000 divided into 998,000,000 Class A Ordinary Shares of par value US$0.0025 each and 2,000,000 Class B Ordinary Shares of par value US$0.0025 each.

Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights and privileges except for voting and conversion rights. In respect of all matters subject to vote by way of poll at general meetings of the Company, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 100 votes per one Class B Ordinary Share. Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder. Each one (1) Class B Ordinary Share is convertible into one (1) Class A Ordinary Share. Class A Ordinary Shares are not convertible into shares of any other class.

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is Transhare Corporation.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions attached to any Class A Ordinary Shares and Class B Ordinary Shares, except as may otherwise be required by law, in respect of all matters subject to vote by way of poll at general meetings of the Company, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 100 votes per one Class B Ordinary Share. At any general meeting a resolution put to the vote of the meeting shall be decided by a poll. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Companies Act, our shareholders may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce the share capital of the Company in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may, at their discretion, waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the Articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given to the shareholder holding the relevant share or to the person entitled to it in consequence of the death or bankruptcy of that shareholder) (as prescribed by the Articles) and, within 14 days of the date on which the notice is deemed to be given under the Articles, such notice has not been complied with.

Unclaimed Dividends

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any capital call, the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is our director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares in accordance with the Articles, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Provided that a transfer of Class A Ordinary Shares complies with applicable rules of the Nasdaq Stock Market, a shareholder may transfer Class A Ordinary Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed:

(a)	where the Ordinary Shares are fully paid, by or on behalf of that shareholder; and

(b)	where the Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of a Class A Ordinary Share until the name of the transferee is entered into our register of members.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may, but are not required to, also decline to register any transfer of such Ordinary Share unless:

(a)	the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of Ordinary Shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the Ordinary Shares transferred are fully paid and free of any lien in favor of us;

(e)	any fee related to the transfer has been paid to us; and

(f)	the transfer is not more than four joint holders.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 calendar days in any year.

Inspection of Books and Records

Holders of our Class A Ordinary Shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold at least ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the Articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 14 clear days’ notice of an extraordinary general meeting and at least 21 clear days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the date and the hour of the meeting; if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting; and the requirements of (to the extent applicable) the applicable rules of the Nasdaq Stock Market, the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be included in the notice of the general meeting. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90% of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven clear days or more, notice of the adjourned meeting shall be given in accordance with the Articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or by one or more shareholders present who together hold not less than ten percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded (other than on the question of adjournment which shall be taken immediately) it shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs not being more than 30 clear days after the poll was duly demanded. The poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be s) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than place, the chairman may appoint scrutineers in more than place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of one director and the maximum number of Directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

A director may be removed by ordinary resolution or by the directors.

A director may at any time resign from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the Articles, the office of a director may be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director;

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)	he resigns his office by notice to us;

(d)	he only held office as a director for a fixed term and such term expires;

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Act and the Articles, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our Articles. However, to the extent allowed by the Cayman Companies Act, shareholders may, by special resolution, validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; Any such committee shall be made up of such number of Independent Directors as required from time to time by the Nasdaq Rules or otherwise required by applicable law. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Our board of directors has established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory, for any purpose, with the powers, authorities and discretions, and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the Articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise than by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i)	money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)	a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Companies Act) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

The directors may resolve to capitalize:

(a)	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the Articles and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and/or

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, and, a statement of the shares held by each member, which:

●	distinguishes each share by its number (so long as the share has a number);

●	confirms the amount paid, or agreed to be considered as paid, on the shares of each member;

●	confirms the number and category of shares held by each member; and

●	confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Cayman Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of an offering by us, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, the term “debt securities” means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities, senior subordinated debt or subordinated debt securities. We may also issue convertible debt securities. Debt securities issued under an indenture (which we refer to herein as an Indenture) will be entered into between us and a trustee to be named therein. It is likely that convertible debt securities will not be issued under an Indenture.

The Indenture or forms of Indentures, if any, will be filed as exhibits to the registration statement of which this prospectus is a part.

As you read this section, please remember that for each series of debt securities, the specific terms of your debt security as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in the summary below. The statement we make in this section may not apply to your debt security.

Events of Default under the Indenture

Unless we provide otherwise in the prospectus supplement or free writing prospectus applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

●	if we fail to pay the principal or premium, if any, when due and payable at maturity, upon redemption or repurchase or otherwise;

●	if we fail to pay interest when due and payable and our failure continues for certain days;

●	if we fail to observe or perform any other covenant contained in the Securities of a Series or in this Indenture, and our failure continues for certain days after we receive written notice from the trustee or holders of at least certain percentage in aggregate principal amount of the outstanding debt securities of the applicable series. The written notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default”;

●	if specified events of bankruptcy, insolvency or reorganization occur; and

●	if any other event of default provided with respect to securities of that series, which is specified in a Board Resolution, a supplemental indenture hereto or an Officers’ Certificate as defined in the Form of Indenture.

We covenant in the Form of Indenture to deliver a certificate to the trustee annually, within certain days after the close of the fiscal year, to show that we are in compliance with the terms of the indenture and that we have not defaulted under the indenture.

Nonetheless, if we issue debt securities, the terms of the debt securities and the final form of indenture will be provided in a prospectus supplement. Please refer to the prospectus supplement and the form of indenture attached thereto for the terms and conditions of the offered debt securities. The terms and conditions may or may not include whether or not we must furnish periodic evidence showing that an event of default does not exist or that we are in compliance with the terms of the indenture.

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures (and any amendments or supplements we may enter into from time to time which are permitted under each Indenture) and the debt securities, including the definitions therein of certain terms.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct secured or unsecured obligations of our company. The senior debt securities will rank equally with any of our other unsecured senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

We may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture and will be equal in ranking.

Should an indenture relate to unsecured indebtedness, in the event of a bankruptcy or other liquidation event involving a distribution of assets to satisfy our outstanding indebtedness or an event of default under a loan agreement relating to secured indebtedness of our company or its subsidiaries, the holders of such secured indebtedness, if any, would be entitled to receive payment of principal and interest prior to payments on the senior indebtedness issued under an Indenture.

Prospectus Supplement

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

●	the title of debt securities and whether they are subordinated, senior subordinated or senior debt securities;

●	any limit on the aggregate principal amount of debt securities of such series;

●	the percentage of the principal amount at which the debt securities of any series will be issued;

●	the ability to issue additional debt securities of the same series;

●	the purchase price for the debt securities and the denominations of the debt securities;

●	the specific designation of the series of debt securities being offered;

●	the maturity date or dates of the debt securities and the date or dates upon which the debt securities are payable and the rate or rates at which the debt securities of the series shall bear interest, if any, which may be fixed or variable, or the method by which such rate shall be determined;

●	the basis for calculating interest if other than 360-day year or twelve 30-day months;

●	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

●	the duration of any deferral period, including the maximum consecutive period during which interest payment periods may be extended;

●	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

●	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

●	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the applicable Indenture;

●	the rate or rates of amortization of the debt securities;

●	if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

●	our obligation or discretion, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

●	the terms and conditions, if any, regarding the option or mandatory conversion or exchange of debt securities;

●	the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;

●	any restriction or condition on the transferability of the debt securities of a particular series;

●	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with any event of default if other than the full principal amount;

●	the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

●	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

●	any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable Indenture;

●	any limitation on our ability to incur debt, redeem shares, sell our assets or other restrictions;

●	the application, if any, of the terms of the applicable Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

●	what subordination provisions will apply to the debt securities;

●	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our Ordinary Shares;

●	whether we are issuing the debt securities in whole or in part in global form;

●	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

●	the depositary for global or certificated debt securities, if any;

●	any material federal income tax consequences applicable to the debt securities, including any debt securities denominated and made payable, as described in the prospectus supplements, in foreign currencies, or units based on or related to foreign currencies;

●	any right we may have to satisfy, discharge and defease our obligations under the debt securities, or terminate or eliminate restrictive covenants or events of default in the Indentures, by depositing money or U.S. government obligations with the trustee of the Indentures;

●	the names of any trustees, depositories, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

●	to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable Indenture;

●	if the principal of or any premium or interest on any debt securities is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

●	the portion of the principal amount of any debt securities which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable Indenture if other than the entire principal amount;

●	if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined); and

●	any other specific terms of the debt securities, including any modifications to the events of default under the debt securities and any other terms which may be required by or advisable under applicable laws or regulations.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. Holders of the debt securities may present registered debt securities for exchange or transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable Indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a variable rate as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the applicable prospectus supplement any special federal income tax considerations applicable to these discounted debt securities.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by referring to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount on any principal payment date, or interest payments on any interest payment date, that are greater or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of applicable currency, commodity, equity index or other factors. The applicable prospectus supplement will contain information as to how we will determine the amount of principal or interest payable on any date, as well as the currencies, commodities, equity indices or other factors to which the amount payable on that date relates and certain additional tax considerations.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our Ordinary Shares. Warrants may be issued independently or together with any other securities that may be sold by us pursuant to this prospectus or any combination of the foregoing and may be attached to, or separate from, such securities. To the extent warrants that we issue are to be publicly-traded, each series of such warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe in particular the terms of any series of warrants that we may offer in more detail in the applicable prospectus supplement and any applicable free writing prospectus. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of the warrant and/or warrant agreement, if any, which may include a form of warrant certificate, as applicable that describes the terms of the particular series of warrants we may offer before the issuance of the related series of warrants. We may issue the warrants under a warrant agreement that we will enter into with a warrant agent to be selected by us. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. The following summary of material provisions of the warrants and warrant agreements is subject to, and qualified in its entirety by reference to, all the provisions of the form of warrant and/or warrant agreement and warrant certificate applicable to a particular series of warrants. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

●	the title of the warrants;

●	the price or prices at which the warrants will be issued;

●	the designation, amount and terms of the securities or other rights for which the warrants are exercisable;

●	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

●	the aggregate number of warrants;

●	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

●	the price or prices at which the securities or other rights purchasable upon exercise of the warrants may be purchased;

●	if applicable, the date on and after which the warrants and the securities or other rights purchasable upon exercise of the warrants will be separately transferable;

●	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

●	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

●	the maximum or minimum number of warrants that may be exercised at any time;

●	information with respect to book-entry procedures, if any; and

●	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase the number of Ordinary Shares of the relevant class or series at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, if applicable, unexercised warrants will become void. Warrants may be exercised in the manner described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent, if any, or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the securities or other rights that the warrant holder has purchased. If the warrant holder exercises less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Prior to the exercise of any warrants to purchase Ordinary Shares, holders of the warrants will not have any of the rights of holders of Ordinary Shares purchasable upon exercise, including the right to vote or to receive any payments of dividends or payments upon our liquidation, dissolution or winding up on the Ordinary Shares purchasable upon exercise, if any.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our Ordinary Shares. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies or other financial institutions, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

●	the date of determining the security holders entitled to the rights distribution;

●	the aggregate number of rights issued and the aggregate amount of Ordinary Shares purchasable upon exercise of the rights;

●	the exercise price;

●	the conditions to completion of the rights offering;

●	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

●	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of Ordinary Shares at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement and any related free writing prospectus. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report we file with the SEC, the form of unit agreement that describes the terms of the series of units we may offer under this prospectus, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we may issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent, if any, may be a bank or trust company that we select. We will indicate the name and address of the unit agent, if any, in the applicable prospectus supplement relating to a particular series of units. Specific unit agreements, if any, will contain additional important terms and provisions. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report that we file with the SEC, the form of unit and the form of each unit agreement, if any, relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable

●	the title of the series of units;

●	identification and description of the separate constituent securities comprising the units;

●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

●	a discussion of certain United States federal income tax considerations applicable to the units; and

●	any other material terms of the units and their constituent securities.

The provisions described in this section, as well as those described under “Description of Share Capital - Ordinary Shares” and “Description of Warrants” will apply to each unit and to any Ordinary Shares or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any initial public offering price;

●	any discounts or concessions allowed or re-allowed or paid to dealers;

●	any commissions paid to agents; and

●	any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement. If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

We will provide in the applicable prospectus supplement any compensation we will pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, other than our Ordinary Shares, all securities we offer under this prospectus will be a new issue and will have no established trading market. We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

Sichenzia Ross Ference Carmel LLP is acting as counsel for us with respect to certain legal matters as to United States federal securities law in this offering. Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon for us by Ogier (Cayman) LLP, our Cayman Islands counsel to the extent governed by the laws of the Cayman Islands. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated by reference in this prospectus have been audited by HTL International, LLC and TPS Thayer LLC, independent registered public accounting firms, as set forth in its report thereon included therein, and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FINANCIAL INFORMATION

The financial statements for the fiscal years ended September 30, 2023, 2024 and 2025 are included in our Annual Report on Form 20-F for the year ended September 30, 2025, filed on January 30, 2026, which are incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act:

(1)	the Company’s Annual Report on Form 20-F for the year ended September 30, 2025, filed on January 30, 2026.

(2)	The Company’s Current Reports on Form 6-K furnished to the SEC on February 11, 2026, February 13, 2026, February 18, 2026 and February 19, 2026.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (and in the case of a Current Report on Form 6-K, so long as they state that they are incorporated by reference into this prospectus, and other than Current Reports on Form 6-K, or portions thereof, furnished under Form 6-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any Current Report on Form 6-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

We will provide at no cost to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all information that has been incorporated by reference herein but has not been previously delivered upon written or oral request to:

Angela (Ying) Wang

Chief Executive Officer

2-23-3 Minami-Ikebukuro, Toshima-ku

Tokyo, Japan 171-0022

WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and, in accordance with these requirements, we file annual and current reports and other information with the SEC. You may inspect, read (without charge) and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website at www.sec.gov that contains our filed reports and other information that we file electronically with the SEC.

We maintain a corporate website at www.linkagecc.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the United States and provides significantly less protection for investors than the United States. Additionally, Cayman Islands companies may not have standing to sue in the Federal courts of the United States.

Substantially all of our assets are located in Japan, Hong Kong, United States, and mainland China. In addition, all of directors and executive officers are residents of China and a substantial majority of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Cayman Islands

Ogier (Cayman) LLP (“Ogier”), our counsel with respect to the laws of the Cayman Islands, and AllBright, our counsel with respect to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) in original actions brought in the Cayman Islands or the PRC, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature.

Ogier has further advised us that, while there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal, punitive in nature. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Japan

City-Yuwa Partners (“City-Yuwa”), our Japanese counsel with respect to the laws of Japan, has advised us that there is uncertainty as to whether the courts of Japan would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Japan against us or our directors or officers predicated upon the securities laws of the United States. The Civil Execution Act of Japan and the Code of Civil Procedure require Japanese courts to deny requests for the enforcement of judgments of foreign courts if foreign judgments fail to satisfy the requirements prescribed by the Civil Execution Act and the Code of Civil Procedure, including that: (a) the jurisdiction of the foreign court be recognized under laws, regulations, treaties, or conventions; (b) proper service of process be made on relevant defendants, or relevant defendants be given appropriate protection if such service is not received; (c) the judgment and proceedings of the foreign court must not be repugnant to public policy as applied in Japan; and (d) there exists reciprocity as to the recognition by a court of the relevant foreign jurisdiction of a final judgment of a Japanese court.

No treaties exist between the U.S. and Japan that would generally allow any U.S. judgments to be recognized or enforced in Japan. In addition, reciprocity is judged by a Japanese court on a case-by-case basis as to whether a court of the jurisdiction in question (i.e., a court of the state or country that has rendered the judgment in question) would recognize or enforce a final judgment of the same type or kind rendered by a Japanese court, based on effectively the same process as applied in Japan (i.e., without re-examining the merit of the case, subject to public policy). Japanese courts have admitted reciprocity in relation to judgments rendered by a federal court in Hawaii, and state courts in Washington DC, New York, California, Texas, Nevada, Minnesota, Oregon, and Illinoi, respectively (mainly relating to monetary claims), but there is no guarantee that reciprocity will be admitted with respect to U.S. judgments rendered in any other state or of any kind or type. Therefore, judgments of U.S. courts of civil liabilities predicated solely upon the federal and state securities laws of the United States may not satisfy these requirements.

Hong Kong

As advised by our Hong Kong counsel, Bird & Bird, judgments of U.S. courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the U.S. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

Mainland China

AllBright has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments. AllBright has further advised us that under PRC law, PRC courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Up to $16,000,000 of Class A Ordinary Shares

Linkage Global Inc

傳丞環球股份有限公司

Prospectus Supplement

Craft Capital Management LLC

July 20, 2026